As filed with the Securities and Exchange Commission on March 8, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	41-1672694
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

5050 Lincoln Drive
Edina, Minnesota, 55436-1097

(952) 351-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code,  of Registrant’s Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

John L. Shroyer
Chief Financial Officer
5050 Lincoln Drive
Edina, Minnesota 55436
(952) 351-3000
(Name, Address, Including Zip Code, and Telephone Number,  Including Area Code, of Agent for Service)

Copies to:

J. Alan Bannister, Esq.
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166
(212) 351-4000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee
2.75% Convertible Senior Subordinated Notes due 2011	$300,000,000	$108.25%	$324,750,00	$9969.83
Common Stock, par value $0.01 per share(2)	N/A	$—	$—	$—

(1)             Estimated solely for the purpose of calculating the registration fee pursuant to rule 457(c) under the Securities Act.

(2)             Includes such indeterminate number of Alliant Techsystems Inc. common shares as may be issuable upon conversion of the Notes, which are not subject to an additional registration fee pursuant to Rule 457(i).

TABLE OF ADDITIONAL REGISTRANTS

The address of the principal executive offices of each of the additional registrants listed below, and the name and address of their agent for service, is the same as is set forth for Alliant Techsystems Inc. on the facing page of this registration statement.

Name	Jurisdiction of Incorporation	I.R.S. Employee Identification Number
ATK Commercial Ammunition Company Inc.	Delaware	41-2022465
ATK Commercial Ammunition Holdings Company Inc.	Delaware	20-4048077
ATK Space Systems Inc.	Delaware	33-0517898
ATK Launch Systems Inc.	Delaware	36-2678716
Ammunition Accessories Inc.	Delaware	63-1287464
Federal Cartridge Company	Minnesota	41-0252320
Micro Craft Inc.	Minnesota	62-0601440

PROSPECTUS

ALLIANT TECHSYSTEMS INC.

We sold $300,000,000 aggregate principal amount of our 2.75% Convertible Senior Subordinated Notes due 2011 in private transactions on September 6, 2006. Selling securityholders may use this prospectus to resell from time to time their notes and any shares of common stock issuable upon conversion of the notes, including the rights attached to the common stock as described in “Description of Capital Stock.”

The Notes

The notes bear interest at the rate of 2.75% per year. Interest on the notes is payable on March 15 and September 15 of each year, beginning on March 15, 2007.

The notes will mature on September 15, 2011, unless earlier converted or repurchased by us. You may require us to repurchase in cash some or all of your notes at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including additional amounts, if any) subject to specified exceptions, at any time prior to their maturity following a fundamental change as described in this prospectus.

Holders may convert their notes at a conversion rate of 10.3617 shares of our common stock per $1,000 principal amount of notes, subject to adjustment upon certain events, under the following circumstances: (1) during specified periods, if the price of our common stock reaches specified thresholds described in this prospectus; (2) upon the occurrence of certain corporate transactions; or (3) during the last month prior to maturity. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. If certain fundamental changes occur prior to maturity, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, in each case as described herein.

The notes are our direct, unsecured, senior subordinated obligations and rank junior in right of payment to all of our existing and future senior indebtedness, equal in priority with all of our existing and future unsecured, senior subordinated indebtedness and senior in right of payment to any subordinated indebtedness that we may incur in the future. The notes are guaranteed on a senior subordinated basis by substantially all of our domestic subsidiaries. The guarantees rank junior in right of payment to senior indebtedness of these subsidiaries that from time to time guarantee our or any of our domestic subsidiaries’ other indebtedness. The subsidiary guarantees will remain in effect only to the extent these subsidiaries otherwise guarantee any of our other senior subordinated indebtedness.

The notes are not listed on any securities exchange. Although the notes issued in the private placement are eligible for trading in the PORTAL market, the notes sold using this prospectus will not be eligible for trading in the PORTAL market.

The Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “ATK.”  The last reported sale price of our common stock on the New York Stock Exchange on March 7, 2007 was $86.65 per share.

Investing in the notes and the common shares issuable upon their conversion involves risks. See “Risk Factors” beginning on page 8.

The notes and the shares of our common stock issuable upon their conversion have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The mailing address of our principal executive offices is 5050 Lincoln Drive, Edina, Minnesota, 55436-1097. Our telephone number is (952) 351-3000.

Prospectus dated March 8, 2007.

TABLE OF CONTENTS

Page
Forward-Looking Statements
The Company
The Offering
Risk Factors
Ratio of Earnings to Fixed Charges
Use of Proceeds
Description of Notes
Description of Capital Stock
Important United States Federal Income Tax Considerations
Plan of Distribution
Selling Securityholders
Legal Matters
Independent Registered Public Accounting Firm
Where You Can Find More Information and Incorporation By Reference

Forward-Looking Statements

Some of the statements made and information contained in this prospectus, excluding historical information, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Any of the following factors may impact the achievement of results:

•                    reductions or changes in the National Aeronautics and Space Administration (NASA) or U.S. Government military spending and budgetary policies and sourcing strategy,

•                    increases in costs, which we may not be able to react to due to the nature of our U.S. Government contracts,

•                    the potential termination of U.S. Government contracts,

•                    government laws and other rules and regulations applicable to our company, such as procurement and import-export control,

•                    the novation of U.S. Government contracts,

•                    other risks associated with U.S. Government contracts that might expose our company to adverse consequences,

•                    changes in cost estimates and/or timing of programs,

•                    intense competition,

•                    performance of our subcontractors,

•                    supply, availability, and costs of raw materials and components,

•                    development of key technologies and retention of a qualified workforce,

•                    fires or explosions at any of our facilities,

•                    environmental rules and regulations, non-compliance with which may expose our company to adverse consequences,

•                    actual pension asset returns and assumptions regarding future returns, discount rates, and service costs, and pension funding,

•                    greater risk associated with international business, including trading restrictions,

•                    unanticipated changes in the tax provision, tax rules or pronouncements, or exposure to additional tax liabilities,

•                    results of acquisitions,

•                    changing economic and political conditions in the United States and in other countries,

•                    changes in the number or timing of commercial and military space launches,

•                    outcome of periodic union negotiations,

•                    customer product acceptance,

•                    program performance,

•                    continued access to technical and capital resources,

•                    supplier contract negotiations and difficulties in the supplier qualification process,

•                    availability of insurance coverage at acceptable terms,

•                    unforeseen delays or other changes in NASA’s Space Shuttle program,

•                    changes in accounting or pension rules or pronouncements,

•                    changes in cost estimates related to restructuring or relocation of facilities,

•                    the timing and extent of changes in commodity prices and interest rates,

•                    access to capital markets and the costs thereof,

•                    legal proceedings, and

•                    other economic, political, and technological risks and uncertainties.

This list of factors is not exhaustive and new factors may emerge or changes to the foregoing factors may occur that would impact our business. We undertake no obligation to update any forward-looking statements. A more detailed description of risk factors can be found in Item 1A, Risk Factors, of ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Additional information regarding these factors may be contained in our filings with the Securities and Exchange Commission, especially on Forms 10-Q and 8-K.

THE COMPANY

We are a supplier of aerospace and defense products to the U.S. Government, U.S. allies, and major prime contractors. We are also a supplier of ammunition to federal and local law enforcement agencies and commercial markets. We are headquartered in Edina, Minnesota and has operating locations throughout the United States. We have three segments: Mission Systems Group, Ammunition Systems Group, and Launch Systems Group. Our segments are as follows:

Mission Systems Group—The Mission Systems Group (MSG), which generated $855 million in sales or 33% of our external sales in the nine months ended December 31, 2006, operates in four areas: Weapons Systems, Aerospace Systems, Space Systems, and Technical Services.

•                     In the Weapons Systems area, MSG develops and produces advanced missile systems, precision-guided munitions, speed-of-light weapons, soldier weapon systems, barrier systems, and large-caliber ammunition for the U.S. government or its allies; and is also a significant subcontractor to other prime contractors, supplying tactical and hypersonic propulsion systems, warheads, fuzes, and missile defense divert and control systems.

•                     In the Aerospace Systems area, MSG is a prime contractor on a variety of electronic warfare and aircraft integration contracts; and also develops products for other prime contractors, including precision-engineered low-observable structural components, high-temperature engine components, and high-performance radomes and apertures.

•                     In the Space Systems area, MSG primarily supports other prime contractors, classified customers, and other parts of ATK, developing and producing solar arrays, antenna reflectors, optical platforms, bus structures, launch structures, rocket motor casing, satellite pressurant and liquid propellant tanks, and in-space propulsion systems.

•                     In the Technical Services area, MSG supports government and prime contractor customers with high-end technical services and engineering support in a wide variety of technical disciplines, including radio frequency technology and testing, signal processing, optics, remote sensing, system survivability, and microelectronics.

Ammunition Systems Group—The Ammunition Systems Group, which generated $900 million in sales or 35% of our external sales in the nine months ended December 31, 2006, supplies small-caliber military ammunition, medium-caliber ammunition, medium-caliber gun systems, ammunition and rocket propellants, energetic materials, commercial and military smokeless powder, law enforcement and sporting ammunition, and ammunition accessories.

Launch Systems Group—The Launch Systems Group, which generated $801 million in sales or 31% of our external sales in the nine months ended December 31, 2006, is a provider of launch systems and solid propellant rocket motors for human access to space (NASA’s Space Shuttle and ARES I Crew Launch Vehicle), land- and sea-based strategic missiles, commercial and government space launch vehicles, advanced high speed weapons, and missile defense interceptors. The Group also provides advanced ordnance products, demilitarization products and services, operations and technical support for space launches, energetic materials, materials and structures for high temperature and hypersonic environments, and engineering and technical services for the advancement of propulsion systems and energetic materials.

Our sales are predominantly derived from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. The various U.S. Government customers include the U.S. Army, NASA, the U.S. Air Force, and the U.S. Navy. In fiscal 2006, $2,549 million of $3,217 million, or 79%, of our sales were to the U.S. Government or its prime contractors.

THE OFFERING

The summary below describes the principal terms of the notes to be offered from time to time by the selling securityholders. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Alliant Techsystems Inc.
Notes Offered	$300,000,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes due 2011.
Maturity	September 15, 2011, unless earlier converted.
Guarantees

The notes are guaranteed on an unsecured, senior subordinated basis by substantially all of our subsidiaries. The subsidiary guarantees will remain in effect only to the extent these subsidiaries otherwise guarantee any of our senior subordinated indebtedness.

Ranking

The notes are our direct, unsecured, senior subordinated obligations. The notes rank junior to all of our existing and future senior indebtedness, equal in priority with all of our existing and future unsecured, senior subordinated indebtedness, and senior in right of payment to any subordinated indebtedness that we may incur in the future. The notes effectively rank junior to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes effectively rank junior to our non-guarantor subsidiaries’ indebtedness and other liabilities, including trade payables. The subsidiary guarantees of the notes rank junior in right of payment to senior indebtedness of our subsidiary guarantors and equal in priority with senior subordinated indebtedness of our subsidiary guarantors, including their guarantees of our 6 3/4% senior subordinated notes due 2016, our 3.00% convertible senior subordinated notes due 2024, and our 2.75% convertible senior subordinated notes due 2024 (we refer to our 6 3/4% senior subordinated notes, our 3.00% convertible senior subordinated notes and our 2.75% convertible senior subordinated notes due 2024 collectively as our “existing senior subordinated notes”). As of December 31, 2006, our long-term debt, including current maturities, consisted of $1,528 million, $348 million of which was senior indebtedness. Our non-guarantor subsidiaries had de minimus levels of indebtedness and other liabilities outstanding, including trade debt.

Interest Payment	2.75% per year on the principal amount, payable semi-annually in arrears on March 15 and September 15 of each year, beginning March 15, 2007.

Conversion Rights

Prior to the maturity date, holders may surrender notes for conversion into shares of our common stock at a conversion rate of 10.3617 shares per $1,000 principal amount of notes (equal to a conversion price of approximately $96.51 per share), subject to adjustment, in the following circumstances:

•   during any fiscal quarter commencing after December 31, 2006, if the last reported sale price of our common stock is greater than or equal to 130% of the conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

• upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions;” or
• at any time on or after August 15, 2011, through the business day preceding maturity.

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a note, except in limited circumstances. Instead, interest, including additional amounts, if any, will be deemed paid by the common stock or cash delivered to you upon conversion.

Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 and (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. See “Description of Notes—Conversion Procedures—Payment Upon Conversion.”

If you elect to convert your notes in connection with certain fundamental changes that occur prior to maturity, we will in certain circumstances increase the conversion rate by a number of additional shares of common stock upon conversion or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company, in each case as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Certain Fundamental Changes.”

Fundamental Change

If we undergo a fundamental change (as defined in this prospectus) prior to maturity, you will have the right, subject to certain conditions, to require us to repurchase in cash all or a portion of your notes at a repurchase price equal to 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest, including additional amounts, if any, up to but excluding the date of repurchase.

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion.
Convertible Note Hedge Transactions

We entered into convertible note hedge transactions with the Hedge Participants, which are designed, but are not guaranteed, to offset our exposure to potential dilution from conversion of the notes. Actions taken by the Hedge Participants or their respective affiliates in connection with the convertible note hedge transactions could affect the price of our common stock and could reduce the value of the notes. In particular, Hedge Participants or their respective affiliates may purchase or sell our common stock in secondary market transactions prior to maturity of the notes (including during any conversion reference period), which could adversely affect the price of our common stock and of the notes. See “Risk Factors—Risks Relating to the Notes—The convertible note hedge transactions, as well as the warrant transactions, may affect the value of the notes and our common stock” and “Plan of Distribution.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Trust Company, N.A.
Book-Entry Form	The indenture and the notes are governed by the laws of the State of New York.
Trading

The notes are not listed on any securities exchange or included in any automated quotation system nor do we intend to list them on any. While the initial purchasers in connection with the private placement have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue market making activities at any time without notice. We cannot assure you that any active or liquid market will exist or develop for the notes.

Trading Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the trading symbol “ATK.”
Risk Factors

You should carefully consider the information set forth in the section of this offering memorandum entitled “Risk Factors” as well as the other information included in or incorporated by reference into this offering memorandum before deciding whether to invest in the notes.

RISK FACTORS

An investment in the notes represents a high degree of risk. There are a number of factors associated with our business which could affect your decision whether to invest in the notes or the common stock issued upon conversion of the notes. The following discussion describes the material risks currently known to us. However, additional risks that we do not know about or that we currently view as immaterial may also impair our business or adversely affect the notes or the common stock issued upon conversion of the notes. You should carefully consider the risks described below together with the other information contained in, or incorporated by reference into, this prospectus before making a decision to invest in the notes.

Risks Related to Our Business

Our business could be adversely impacted by reductions or changes in NASA or U.S. Government military spending.

As the majority of our sales are to the U.S. Government and its prime contractors, we depend heavily on the contracts underlying these programs. Also, significant portions of our sales come from a small number of contracts. Our top five contracts, all of which are contracts with the U.S. Government, accounted for approximately 39% of fiscal 2006 sales. Our largest contract, the military small-caliber ammunition contract, contributed approximately 14% of total fiscal 2006 sales, and our contract with NASA for the Reusable Solid Rocket Motors (RSRM) for the Space Shuttle represented 13% of our total fiscal 2006 sales. The loss or significant reduction of a material program in which we participate could have a material adverse effect on our operating results, financial condition, or cash flows.

Our small-caliber ammunition operations for the U.S. military and U.S. allies are conducted at the Lake City Army Ammunition Plant (Lake City) in Independence, Missouri. Lake City is the Army’s principal small-caliber ammunition production facility and is the primary supplier of the U.S. military’s small-caliber ammunition needs. We took over operation of this facility on April 1, 2000 and are responsible for managing it, including leasing excess space to third parties in the private sector. We have a 10-year production contract to supply the Army’s small-caliber ammunition needs that expires April 1, 2010. We also have a facilities-use contract for the plant that expires in April 2025. Although the facilities-use contract expires 15 years after the plant production contract, if the plant production contract is not renewed, we believe the U.S. Army would relieve us of all of our obligations under the facilities-use contract. Future ATK production under this contract or levels of government spending cannot be predicted with certainty.

In January 2004, President Bush announced a new vision for space exploration, which commits the United States to a long-term human and robotic program to explore the solar system, starting with a return to the Moon. The program anticipates the Space Shuttle will be retired from service as early as 2010, to be replaced by a new spacecraft and supporting exploration launch systems. ATK is the sole manufacturer of RSRMs for NASA’s Space Shuttle and ATK is currently under contract with NASA to provide RSRMs and other related services through May 2007. On September 19, 2005, NASA announced the results of its architecture study from which NASA chose the shuttle-derived option for its new launch system due to its superior safety, cost and its availability. NASA’s current plan includes an upgraded five-segment Shuttle Solid Rocket Booster as the first stage for its new Apollo-style Crew Launch Vehicle, known as ARES I, and two five-segment Shuttle Solid Rocket Boosters as the initial thrust for its Heavy Lift Launch Vehicle (HLLV), known as ARES V, for the future NASA launch systems. A contract has been received from NASA for ATK to begin development of the first stage of ARES I.

U.S. Government contracts are also dependent on the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal year basis even though contract performance may take more than one year. As a result, at the outset of a major program, the contract is usually incrementally funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations for future fiscal years. In addition, most U.S. Government contracts are subject to modification if funding is changed. Any failure by Congress to appropriate additional funds to any program in which we participate, or any contract modification as a result of funding changes, could materially delay or terminate the program. This could have a material adverse effect on our operating results, financial condition, or cash flows.

We may not be able to react to increases in our costs due to the nature of our U.S. Government contracts.

Our U.S. Government contracts can be categorized as either “cost-plus” or “fixed-price.”

Cost-Plus Contracts.   Cost-plus contracts are cost-plus-fixed-fee, cost-plus-incentive-fee, or cost-plus-award-fee contracts. Cost-plus-fixed-fee contracts allow us to recover our approved costs plus a fixed fee. Cost-plus-incentive-fee contracts and cost-plus-award-fee contracts allow us to recover our approved costs plus a fee that can fluctuate based on actual results as compared to contractual targets for factors such as cost, quality, schedule, and performance.

Fixed-Price Contracts.   Fixed-price contracts are firm-fixed-price, fixed-price-incentive, or fixed-price-level-of-effort contracts. Under firm-fixed-price contracts, we agree to perform certain work for a fixed price and absorb any cost underruns or overruns. Fixed-price-incentive contracts are fixed-price contracts under which the final contract prices may be adjusted based on total final costs compared to total target cost, and may be affected by schedule and performance. Fixed-price-level-of-effort contracts allow for a fixed price per labor hour, subject to a contract cap. All fixed-price contracts present the inherent risk of unreimbursed cost overruns, which could have a material adverse effect on operating results, financial condition, or cash flows. The U.S. Government also regulates the accounting methods under which costs are allocated to U.S. Government contracts.

The following table summarizes how much each of these types of contracts contributed to our U.S. Government business in fiscal 2006:

Cost-plus contracts:
Cost-plus-fixed-fee	10%
Cost-plus-incentive-fee/cost-plus-award-fee	30%
Fixed-price contracts:
Firm-fixed-price	60%
Total	100%

Our U.S. Government contracts are subject to termination.

We are subject to the risk that the U.S. Government may terminate its contracts with its suppliers, either for its convenience or in the event of a default by the contractor. If a cost-plus contract is terminated, the contractor is entitled to reimbursement of its approved costs. If the contractor would have incurred a loss had the entire contract been performed, then no profit is allowed by the U.S. Government. If the termination is for convenience, the contractor is also entitled to receive payment of a total fee proportionate to the percentage of the work completed under the contract. If a fixed-price contract is terminated, the contractor is entitled to receive payment for items delivered to and accepted by the U.S. Government. If the termination is for convenience, the contractor is also entitled to receive fair compensation for work performed plus the costs of settling and paying claims by terminated subcontractors, other settlement expenses, and a reasonable profit on the costs incurred or committed. If a contract termination is for default:

•       the contractor is paid an amount agreed upon for completed and partially completed products and services accepted by the U.S. Government,

•       the U.S. Government is not liable for the contractor’s costs for unaccepted items, and is entitled to repayment of any advance payments and progress payments related to the terminated portions of the contract, and

•       the contractor may be liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

We are subject to procurement and other related laws and regulations, non-compliance with which may expose us to adverse consequences.

We are subject to extensive and complex U.S. Government procurement laws and regulations, along with ongoing U.S. Government audits and reviews of contract procurement, performance, and administration. We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations or with laws governing the export of munitions and other controlled products and commodities; or commit a significant violation of any other federal law. These consequences could include contract termination; civil and criminal penalties; and, under certain circumstances, our suspension and debarment from future U.S. Government contracts for a period of time. In addition, foreign sales are subject to greater variability and risk than our domestic sales. Foreign sales subject us to numerous stringent U.S. and foreign laws and regulations, including regulations relating to import-export control, exchange controls, the Foreign Corrupt Practices Act, and the anti-boycott provisions of the U.S. Export Administration Act. Failure to comply with these laws and regulations could result in material adverse consequences to us.

Novation of U.S. Government contracts involves risk.

When U.S. Government contracts are transferred from one contractor to another, such as in connection with the sale of a business, the U.S. Government may require that the parties enter into a novation agreement. A novation agreement generally provides that:

•       the transferring contractor guarantees or otherwise assumes liability for the performance of the acquiring contractor’s obligations under the contract,

•       the acquiring contractor assumes all obligations under the contract, and

•       the U.S. Government recognizes the transfer of the contract and related assets.

We have completed novation agreements covering U.S. Government contracts acquired in the Boeing Ordnance and Science and Applied Technology acquisitions. These novation agreements provide that we assume all obligations under the acquired contracts and that the U.S. Government recognizes the transfers to us of the acquired contracts and related assets. Under each notation agreement, the acquired contracts are scheduled to be performed over time, and it is not expected that they will be fully and finally discharged for several years. Under each novation agreement, the seller of the respective assets has agreed to indemnify us against any liability that we may incur under the novation agreement caused by any prior failure by the seller to perform its obligations under its respective novated contracts. We have agreed to indemnify the seller against any liability that the seller may incur under the novation agreement caused by any failure by us to perform our obligations under the novated contracts. We may encounter problems in performance of contracts novated to us that will cause us to incur increased costs not paid by the Government. In such situations, we cannot assure you that the transferor companies would be obligated to perform their indemnification obligations.

Other risks associated with U.S. Government contracts may expose us to adverse consequences.

In addition, like all U.S. Government contractors, we are subject to risks associated with uncertain cost factors related to:

•       scarce technological skills and components,

•       the frequent need to bid on programs in advance of design completion, which may result in unforeseen technological difficulties and /or cost overruns,

•       the substantial time and effort required for design and development,

•       design complexity,

•       rapid obsolescence, and

•       the potential need for design improvement.

We use estimates in accounting for many of our programs. Changes in estimates could affect our financial results.

Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of our contracts, the estimation of total revenues and cost at completion is complex and subject to many variables. Assumptions are made regarding the length of time to complete the contract because costs also include expected increases in wages and prices for materials. Similarly, assumptions are made regarding the future impacts of efficiency initiatives and cost reduction efforts. Incentives or penalties related to performance of contracts are considered in estimating revenue and profit rates, and are recorded when there is sufficient information to assess anticipated performance. Estimates of award and incentive fees are also used in estimating revenue and profit rates based on actual and anticipated awards.

Because of the significance of the judgments and estimation processes described above, it is likely that materially different amounts could be recorded if we used different assumptions or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may adversely affect future period financial performance.

We are subject to intense competition and therefore may not be able to compete successfully.

We encounter competition for most contracts. Some of our competitors have substantially greater financial, technical, marketing, manufacturing, distribution, and other resources. Our ability to compete for these contracts depends to a large extent upon:

•       our effectiveness and innovativeness of research and development programs,

•       our ability to offer better program performance than the competitors at a lower cost,

•       our readiness with respect to facilities, equipment, and personnel to undertake the programs for which we compete, and

•       our past performance and demonstrated capabilities.

In some instances, the U.S. Government directs a program to a single supplier. In these cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the U.S. Government chooses to open the particular program to competition. Our sole-source contracts accounted for 71% of U.S. Government sales in fiscal 2006 and include the following programs: reusable solid rocket motor (RSRM) Space Shuttle boosters, Trident II missiles, Minuteman III Propulsion Replacement Program, Titan IV solid rocket motor upgrade space boosters, Advanced Medium-Range Air-to-Air Missile (AMRAAM), Hellfire, Sensor Fuzed Weapon propulsion systems, M830A1 multi-purpose tank ammunition rounds, Mk-90 propellant grains for the Hydra 70 and APKWS unguided and guided applications, M789 Lightweight 30 High Explosive Dual Purpose (HEDP) for medium-caliber ammunition, the AAR-47 missile warning system, Javelin launch tubes, M829A3 tank ammunition, Solid Divert and Attitude Control Systems and Third Stage Rocket Motors (SDACS/TSRM), STAR™ Motors, the Nautilus program, Advanced Anti-Radiation Guided Missile (AARGM), Mobile Ground-to-Air Radar Jamming System (MGARJS), and the XM-8/XM-25 Family of Gun Systems. There can be no assurance that the U.S. Government will not open these programs to competition in the future.

In the commercial ammunition and accessories markets, we compete against manufacturers that have well-established brand names and strong market positions.

We generally face competition from a number of competitors in each business area, although no single competitor competes along all three of our segments. Our principal competitors in each of our segments are as follows:

Mission Systems:   Aerojet-General Corporation, a subsidiary of GenCorp Inc.; General Dynamics Corporation; Lockheed Martin Corporation; Raytheon Company; Textron Inc.; Pratt & Whitney Space and Missile Propulsion Unit of United Technologies Corporation; The Boeing Company; L-3 Communications Corporation; Northrop Grumman Corporation; GKN plc; AAR Corp.; Vought Aircraft Industries, Inc.; Goodrich Corporation; Applied Aerospace Structures Corporation; Science Applications International Corporation (SAIC); Ball Aerospace & Technologies Corporation, a subsidiary of Ball Corporation; and Georgia University of Technology.

Ammunition Systems:   General Dynamics Ordnance and Tactical Systems, Inc., a subsidiary of General Dynamics Corporation; SNC Technologies Inc.; Winchester Ammunition Unit of Olin Corporation; Remington; and various smaller manufacturers and importers, including Hornady Manufacturing Co., Black Hills Ammunition, WOLF Performance Ammunition, Rio Ammunition, Inc., Fiocchi of America, Inc., a subsidiary of Fiocchi Munizioni, Italy and Sellier & Bellot USA, Inc.

Launch Systems:   Aerojet-General Corporation, a subsidiary of GenCorp Inc.; Pratt & Whitney Space and Missile Propulsion Unit of United Technologies Corporation; and Rocketdyne, Inc., a subsidiary of United Technologies Corporation.

The downsizing of the munitions industrial base has resulted in a reduction in the number of competitors through consolidations and departures from the industry. This has reduced the number of competitors for some programs, but has strengthened the capabilities of some of the remaining competitors. In addition, it is possible that there will be increasing competition from the remaining competitors in business areas where they do not currently compete, particularly in those business areas dealing with electronics.

Failure of our subcontractors to perform their contractual obligations could materially and adversely impact our prime contract performance and ability to obtain future business.

We rely on subcontracts with other companies to perform a portion of the services we provide to customers under many of our contracts. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor, customer concerns about the subcontract, our failure to extend existing task orders or issue new task orders under a subcontract, or our hiring of personnel of a subcontractor. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could result in a customer terminating a contract for default. A default termination could expose us to liability and have a material adverse effect on the ability to compete for future contracts and orders.

Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact us.

Key raw materials used in our operations include aluminum, steel, steel alloys, copper, zinc, lead, graphite fiber, prepreg, hydroxy terminated polybutadiene, epoxy resins and adhesives, ethylene propylene diene monomer rubbers, cotton fiber, wood pulp cellulose, diethylether, x-ray film, plasticizers and nitrate esters, impregnated ablative materials, various natural and synthetic rubber compounds, polybutadiene, acrylonitrile, and ammonium perchlorate. We also purchase chemicals; electronic, electro-mechanical and mechanical components; subassemblies; and subsystems that are integrated with the manufactured parts for final assembly into finished products and systems.

We closely monitor sources of supply to assure that adequate raw materials and other supplies needed in manufacturing processes are available. As a U.S. Government contractor, we are frequently limited to procuring materials and components from sources of supply approved by the DoD. In addition, as business conditions, the DoD budget, and Congressional allocations change, suppliers of specialty chemicals and materials sometimes consider dropping low volume items from their product lines, which may require, as it has in the past, qualification of new suppliers for raw materials on key programs. The supply of ammonium perchlorate, a principal raw material used in our operations, is limited to a single source that supplies the entire domestic solid propellant industry. This single source, however, maintains two separate manufacturing lines a reasonable distance apart, which mitigates the likelihood of a fire, explosion, or other problem impacting all production. We may also rely on one primary supplier for other production materials. Although other suppliers of the same materials may exist, the addition of a new supplier may require us to qualify the new source for use. The qualification process may impact our profitability or ability to meet contract deliveries.

Certain suppliers of materials used in the manufacturing of rocket motors have discontinued the production of some materials. These materials include certain insulation and resin materials for rocket motor cases and aerospace grade rayon for nozzles. We have qualified new replacement materials for some programs. For other programs, our company or our customer has procured sufficient inventory to cover current program requirements and is in the process of qualifying new replacement materials to be qualified in time to meet future production needs. Our profitability may be affected if unforeseen difficulties in developing and qualifying replacement materials occur.

We are also impacted by increases in the prices of raw materials used in production on commercial and fixed-price business. Most recently, we have seen significant increases, in some cases record highs, in the prices of commodity metals, such as copper, lead, steel and zinc. Although many of our contracts for the provision of goods that utilize these materials provide for us to recover our costs, we may not be able to recover such costs in full. If we are unable to mitigate these increased costs, our future results of operations and cash flows could be materially impacted. The increased cost of natural gas and electricity also has had an impact on the cost of operating our factories.

Prolonged disruptions in the supply of any of our key raw materials, difficulty completing qualification of new sources of supply, implementing use of replacement materials or new sources of supply, or a continuing increase in the prices of raw materials and energy could have a material adverse effect on our operating results, financial condition, or cash flows.

Our future success will depend, in part, on our ability to develop new technologies and maintain a qualified workforce to meet the needs of our customers.

Virtually all of the products produced and sold by us are highly engineered and require sophisticated manufacturing and system integration techniques and capabilities. Both the commercial and government markets in which we operate are characterized by rapidly changing technologies. The product and program needs of our government and commercial customers change and evolve regularly. Accordingly, our future performance in part depends on our ability to identify emerging technological trends, develop and manufacture competitive products, and bring those products to market quickly at cost-effective prices. In addition, because of the highly specialized nature of our business, we must be able to hire and retain the skilled and appropriately qualified personnel necessary to perform the services required by our customers. Our sales and earnings may be adversely affected if we are unable to develop new products that meet customers’ changing needs or successfully attract and retain qualified personnel.

Due to the volatile and flammable nature of our products, fires or explosions may disrupt our business.

Many of our products involve the manufacture and/or handling of a variety of explosive and flammable materials. From time to time, these activities have resulted in incidents that have temporarily shut down or otherwise disrupted some manufacturing processes, causing production delays and resulting in liability for workplace injuries and fatalities. We cannot assure you that our safety and loss prevention programs will be effective or that any insurance policies we maintain will be sufficient. We cannot ensure that we will not experience similar incidents in the future or that any similar incidents will not result in production delays or otherwise have a material adverse effect on our results of operations, financial condition, or cash flows.

We are subject to environmental rules and regulations, non-compliance with which may expose our company to adverse consequences.

Our operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations. At certain sites that we own or operate or formerly owned or operated, there is known or potential contamination that we are required to investigate or remediate. We could incur substantial costs, including remediation costs, fines, and penalties, or third-party property damage or personal injury claims, as a result of violations or liabilities of environmental laws or non-compliance with environmental permits.

We expect that a portion of our environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government and that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•       As part of our acquisition of the Hercules Aerospace Company in fiscal 1995, we assumed responsibility for environmental compliance at the facilities acquired from Hercules (the Hercules Facilities). We believe that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts, and that those environmental remediation costs not recoverable under these contracts will be covered by Hercules Incorporated (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify us for environmental conditions relating to releases or hazardous waste activities occurring prior to our purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify us for any individual claims below $50,000. Hercules is obligated to indemnify us for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. We are not responsible for conducting any remedial activities with respect to the Kenvil, NJ facility or the Clearwater, FL facility. In accordance with our agreement with Hercules, we notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•       We generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. in fiscal 2002. While we expect that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, we have recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with our agreement with Alcoa, we notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, we are responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29 million, we and Alcoa have agreed to split evenly any amounts between $29 million and $49 million, and we are responsible for any payments in excess of $49 million.

•       With respect to the civil ammunition business’ facilities purchased from Blount in fiscal 2002, Blount has agreed to indemnify us for certain compliance and remediation liabilities, to the extent those liabilities are related to pre-closing environmental conditions at or related to these facilities. Some other remediation costs are expected to be paid directly by a third party pursuant to an existing indemnification agreement with Blount. Blount’s indemnification obligations relating to environmental matters, which extended through December 7, 2006, are capped at $30 million, less any other indemnification payments made for breaches of representations and warranties. The third party’s obligations, which extend through November 4, 2007, are capped at approximately $125 million, less payments previously made.

We cannot ensure that the U.S. Government, Hercules, Alcoa, Blount, or other third parties will reimburse us for any particular environmental costs or reimburse us in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. Our failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, Blount, or other third parties could have a material adverse effect on our operating results, financial condition, or cash flows.

In December 2001, we received notice from the State of Utah of a potential claim against us under Section 107(f) of the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) for natural resource damages at Bacchus, one of the Hercules Facilities, in Magna, Utah. The notice letter, which was issued to preserve the State’s rights under CERCLA, also expressly acknowledged the State’s willingness to allow us to go forward with our currently planned monitoring and remediation program. The State’s preliminary estimate of damages contained in this claim was $139 million, which is based on known and alleged groundwater contamination at and near Bacchus and is related to Hercules’ manufacturing operations at the site. We have had discussions with the State regarding this claim and entered into a tolling agreement with the State in fiscal 2002. In fiscal 2003, we entered into a similar tolling agreement with the State regarding the Promontory facility that was acquired from Alcoa in the acquisition of Thiokol. These agreements effectively defer the bringing of any potential claim against us by the State for a period of at least 10 years. They allow us time to continue to identify and address the contamination by the normal and planned regulatory remediation processes in Utah. Although we have previously made accruals for our best estimate of the probable and reasonably estimable costs related to the remediation obligations known to us with respect to the affected areas, we cannot yet predict if or when a suit may be filed against us, nor can we determine any additional costs that may be incurred in connection with this matter.

In February 2005, we entered into a Consent Agreement with the U.S. Environmental Protection Agency. Pursuant to the agreement, we were required to pay a penalty of $675,000. The penalty related to our alleged failure to have a financial assurance mechanism in place that satisfied the requirements of the federal Resource Conservation and Recovery Act (RCRA). We paid the penalty and believe that we have a financial assurance mechanism in place that satisfies RCRA.

We cannot assure you that we have been or at all times will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits, or that we will not be exposed to material environmental, health or safety litigation.

The level of returns on pension and postretirement plan assets, changes in interest rates and other factors could affect our earnings.

Our earnings may be positively or negatively impacted by the amount of expense recorded for employee benefit plans, primarily pension plans. Generally accepted accounting principles (GAAP) in the United States of America require us to calculate expense for the plans using actuarial valuations. These valuations are based on assumptions made relating to financial market and other economic conditions. Changes in key economic indicators can result in changes in these assumptions. The key year-end assumptions used to estimate pension expense for the following year are the discount rate, the expected long-term rate of return on plan assets and the rate of increase in future compensation levels.

International sales are subject to greater risks that sometimes are associated with doing business in foreign countries.

Our international business may pose greater risks than our business in the United States because in some countries there is increased potential for changes in economic, legal and political environments. Our international business is also sensitive to changes in a foreign government’s national priorities and budgets. International transactions frequently involve increased financial and legal risks arising from foreign exchange rate variability and differing legal systems and customs in other countries. In addition, some international customers require contractors to agree to offset programs that may require in-country purchases or manufacturing or financial support arrangements as a condition to awarding contracts. The contracts may include penalties in the event we fail to perform in accordance with the offset requirements. An unfavorable event or trend in any one or more of these factors could adversely affect our sales and earnings associated with our international business.

We may make acquisitions that may be unsuccessful.

We plan to continue implementing our disciplined acquisition strategy and participate in the ongoing consolidation of the aerospace and defense industry. We target selective, accretive acquisitions, to broaden our existing product base, build on our existing customer relationships and enhance our ability to enter new markets. We cannot assure you that we will be able to consummate any acquisitions or that any future acquisitions will be able to be consummated at acceptable prices and terms. In addition, we are likely to use significant amounts of cash, issue additional equity securities or incur additional debt in connection with future acquisitions, each of which could have a material adverse effect on our business. Acquisitions involve a number of other potential risks, including some or all of the following:

•       the diversion of management’s attention from our core businesses;

•       the disruption of our ongoing business;

•       entry into markets in which we have limited or no experience;

•       the need to integrate our acquisitions without substantial costs, delays, or other problems;

•       the failure to realize expected synergies and cost savings;

•       the loss of key employees or customers of the acquired business and the failure to maintain or renew any contracts of the acquired business;

•       additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments;

•       increasing demands on our operational systems;

•       possible adverse effects on our reported operating results, particularly during the first several reporting periods after the acquisition is completed; and

•       the amortization or write-off of acquired intangible assets.

In addition, there may be liabilities that we fail, or are unable to, discover in the course of performing due diligence investigations on each company or business we have already acquired or may acquire in the future (including liabilities arising from employee benefits contribution obligations of a prior owner or non-compliance with, or liability pursuant to, applicable federal, state or local environmental requirements by prior owners). We cannot assure you that rights to indemnification by sellers of assets to us, even if obtained, will be enforceable, collectible, or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our operating results, financial condition or cash flow.

Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our senior credit facilities and the indenture governing the notes will impose restrictions on us that, among other things, may restrict our ability to make acquisitions.

In carrying out our acquisition program, we frequently evaluate potential acquisitions and from time to time enter into discussions with sellers and targets. Although we currently have no agreements to acquire any business, we may enter into an acquisition agreement at any time.

Our profitability could be impacted by unanticipated changes in tax provisions or exposure to additional income tax liabilities.

Our business operates in many locations under government jurisdictions that impose income taxes. Changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain revenues or the deductibility of certain expenses, thereby affecting income tax expense and profitability. In addition, audits by income tax authorities could result in unanticipated increases in income tax expense.

Risks Related to the Notes

We have a substantial amount of debt and the cost of servicing that debt could adversely affect our business and hinder our ability to make payments on the notes or our other debt.

We have a substantial amount of indebtedness. As of December 31, 2006, we had $348 million of senior indebtedness outstanding, representing indebtedness under our senior credit facilities (not including letters of credit thereunder), and $1,180 million of senior subordinated indebtedness outstanding, consisting of $300 million of the notes, $280 million of our 2.75% convertible notes, $200 million of our 3.00% convertible notes and $400 million of our 6 3/4% notes. In addition, as of December 31, 2006, we had $78 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $97 million of availability under our senior credit facilities. As of December 31, 2006, total liabilities were approximately $2.4 billion.

In addition, the terms of our senior credit facilities and the indenture governing the notes will not fully prohibit us from incurring additional debt. As a result, we may be able to incur substantial additional debt in the future.

We have demands on our cash resources in addition to interest and principal payments on our debt, including, among others, operating expenses. Our level of indebtedness and these significant demands on our cash resources could:

•       make it more difficult for us to satisfy our obligations with respect to the notes or our other debt,

•       require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the amount of cash flow available for working capital, capital expenditures, share repurchases, acquisitions, and other general corporate purposes,

•       limit our flexibility in planning for, or reacting to, changes in the defense and aerospace industries,

•       place us at a competitive disadvantage compared to competitors that have lower debt service obligations and significantly greater operating and financing flexibility,

•       limit, along with the financial and other restrictive covenants applicable to our indebtedness, among other things, our ability to borrow additional funds,

•       increase our vulnerability to general adverse economic and industry conditions, and

•       result in an event of default upon a failure to comply with financial covenants contained in our senior credit facilities which, if not cured or waived, could have a material adverse effect on our business, financial condition, or results of operations.

Our ability to pay interest on and repay our long-term debt and to satisfy our other liabilities will depend upon future operating performance and our ability to refinance our debt as it becomes due. Our future operating performance and ability to refinance will be affected by prevailing economic conditions at that time and financial, business and other factors, many of which are beyond our control.

If we are unable to service our indebtedness and fund operating costs, we will be forced to adopt alternative strategies that may include:

•       reducing or delaying expenditures for capital equipment and/or share repurchases,

•       seeking additional debt financing or equity capital,

•       selling assets, or

•       restructuring or refinancing debt.

There can be no assurance that any such strategies could be implemented on satisfactory terms, if at all.

Restrictive covenants in the indenture governing the 6 3/4% notes and under our senior credit facilities may reduce our operating and financial flexibility.

The terms of the indenture governing the 6 3/4% notes contain a number of covenants that restrict our ability to, among other things:

•       incur additional debt, including guarantees by our restricted subsidiaries,

•       pay dividends on our capital stock, redeem or repurchase our capital stock or subordinated obligations, or make investments, subject to certain exceptions,

•       create liens,

•       sell assets,

•       create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make loans or other distributions to us,

•       engage in transactions with affiliates,

•       incur layered debt, and

•       consolidate or merge with or into other companies or sell all or substantially all of our assets.

Our ability to comply with covenants contained in the indenture governing the 6 3/4% notes may be affected by events beyond our control, including economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could require us to repay the 6 3/4% notes prior to their maturity, which we may be unable to do. Even if we are able to comply with all the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.

In addition, our senior credit facilities require us to maintain compliance with certain covenants, including covenants regarding limits on capital expenditures, a minimum interest coverage ratio, a maximum leverage ratio, and a maximum senior leverage ratio. Our ability to comply with these covenants may be affected by events beyond our control. Our inability to comply with the required financial ratios or limits could result in a default under our senior credit facilities. In the event of any such default, the lenders under our senior credit facilities could elect to:

•       declare all outstanding debt, accrued interest and fees to be due and immediately payable,

•       require us to apply all of our available cash to repay our outstanding senior debt, and

•       prevent us from making debt service payments on our other debt, including the notes.

If we are unable to repay any of these borrowings when due, the lenders under our senior credit facilities could foreclose on our assets pledged to them as security. If the indebtedness under our senior credit facilities were to be accelerated, holders of the notes, our 2.75% convertible notes, our 3.00% convertible notes and our 6 3/4% notes would have the right to accelerate the respective debt instruments as well. There can be no assurance that our assets will be sufficient to repay all such indebtedness in full.

If our company or our operating subsidiaries do not generate sufficient cash flow or if our operating subsidiaries are not able to pay dividends or otherwise distribute their cash to us, we may not be able to service our indebtedness, including the notes.

Our cash flow and ability to service our debt obligations, including the notes, are largely dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by these subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt. We cannot assure you that our earnings or the earnings of our operating subsidiaries will be adequate for us to service our debt obligations, including the notes.

Because the holders of our senior indebtedness, including our senior credit facilities, will have the right to receive payment in full before any payments can be made in respect of the notes, and our existing senior subordinated notes are pari passu with the notes, our assets may not be sufficient to ensure repayment of the notes.

The notes are our general unsecured, senior subordinated obligations. Accordingly, the notes rank junior to all of our future senior indebtedness and pari passu with all of our existing and future senior subordinated indebtedness, including our 2.75% convertible notes due 2024, 3.00% convertible notes and our 6 3/4% notes. In addition, the notes effectively rank junior to all existing and future indebtedness and other liabilities, including trade payables, and preferred stock of our subsidiaries that do not guarantee the notes. The subsidiary guarantees of the notes rank junior to all existing and future senior indebtedness of our subsidiary guarantors, including guarantees of our obligations under our senior credit facilities, and pari passu with all existing and future senior subordinated indebtedness of our subsidiary guarantors, including their guarantees of our obligations under our existing senior subordinated notes. As of December 31, 2006, we had $348 million of senior indebtedness outstanding, representing indebtedness under our senior credit facilities (not including letters of credit thereunder), and $1,180 million of senior subordinated indebtedness outstanding, consisting of $300 million of the notes, $280 million of our 2.75% convertible notes, $200 million of our 3.00% convertible notes and $400 million of our 6 3/4% notes. In addition, as of December 31, 2006 we had $78 million of outstanding but undrawn letters of credit and, taking into account these letters of credit, an additional $97 million of availability under our senior credit facilities. As of December 31, 2006, total liabilities were approximately $2.4 billion.

In the event of our insolvency, liquidation or other reorganization, all senior indebtedness and all secured indebtedness must be paid in full before any amounts owed under the notes may be paid. Our assets may not be sufficient to assure full payment for both our existing senior subordinated notes and the notes offered hereby after payment in full of all senior or secured indebtedness. In the event of insolvency, liquidation or other reorganization relating to any of our non-guarantor subsidiaries, holders of the notes will participate in the assets remaining only after the subsidiary has repaid in full all of its indebtedness and other liabilities, including trade payables, and after we have repaid in full all of our senior indebtedness. Moreover, we may not pay any amount owed under the notes, or repurchase, redeem or otherwise retire the notes, if any payment default on our senior indebtedness occurs, unless the default has been cured or waived, the senior indebtedness is repaid in full or the holders of the senior indebtedness consent to the payment. In addition, if any other default exists with respect to senior indebtedness and specified other conditions are satisfied, at the option of the holders of that senior indebtedness, we may be prohibited from making payments on the notes for a designated period of time.

Fraudulent conveyance laws may permit courts to void or subordinate the subsidiary guarantees of the notes in specific circumstances, which would interfere with the payment of the subsidiary guarantees.

U.S. federal bankruptcy law and comparable state statutes may allow courts, upon the bankruptcy or financial difficulty of a subsidiary guarantor, to void that subsidiary’s guarantees of the notes. If a court voids a subsidiary guarantee or holds it unenforceable, you will cease to be a creditor of, and you may be required to return payments received from, that subsidiary guarantor, and you will be a creditor solely of us and the other subsidiary guarantors whose guarantees have not been voided. In the alternative, the court could subordinate that subsidiary guarantee (including all payments thereunder) to all other debt of the subsidiary guarantor. The court could take these actions in respect of a subsidiary guarantee if, among other things, the subsidiary guarantor, at the time it incurred the debt evidenced by its guarantee:

•       incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors, or

•       received less than reasonably equivalent value or fair consideration for incurring the guarantee, and

•       was insolvent or was rendered insolvent by reason of the incurrence,

•       was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on its business,

•       intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured, or

•       was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.

The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law of the jurisdiction that is being applied. Generally, however, a debtor would be considered insolvent if, at the time the debtor incurred the debt, either:

•       the sum of the debtor’s debts and liabilities, including contingent liabilities, was greater than the debtor’s assets at fair valuation, or

•       the present fair saleable value of the debtor’s assets was less than the amount required to pay the probable liability on the debtor’s total existing debts and liabilities, including contingent liabilities, as they became absolute and matured.

We cannot assure you as to what standard a court would apply in making these determinations or that a court passing on these questions would conclude that we or any guarantor were solvent.

Any guarantee of the notes will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, this provision may not be effective to protect such guarantee from being voided under fraudulent transfer law.

Our senior credit facilities limit our ability to pay cash to holders in certain situations.

Our senior credit facilities, which expire on March 31, 2009, contain certain covenants and terms which limit our ability to pay cash to the holders of the notes to repurchase, redeem or retire the notes, including upon a change of control. Under our existing senior credit facilities, the amount of cash that we could potentially apply to any repurchase, redemption or retirement of the notes is limited to the amount allowed by a limited exception applicable to restricted payments generally under our senior credit facilities. The maximum amount allowed by this limited exception is the sum of $50 million in each fiscal year, plus up to 100% of the available proceeds from qualifying sales or issuances of equity interests. However, we can make restricted payments in any amount as long as our ratio of senior indebtedness to EBITDA (earnings before interest, income taxes, depreciation and amortization, as defined) for the preceding four fiscal quarters would be less than 1.50 to 1.00, after taking into account the proposed restricted payments. This limited exception will not be available to us if we are in default under our senior credit facilities. Accordingly, if we are required to repurchase, redeem or retire notes in an amount in excess of this limitation, we will need to obtain a waiver or amend, or otherwise terminate, our senior credit facilities to allow us to make any additional cash payments to holders of the notes. There can be no assurance that we will be able to obtain a waiver or amendment and there can be no assurance that any other credit facilities we may enter into or debt instruments we may issue in the future will not have similar or more restrictive limitations than those contained in our existing senior credit facilities.

The terms of our other debt obligations may cause dilution of our common stock or reduce our available cash.

We have outstanding 2.75% convertible notes due 2024, 3.00% convertible notes, and 6 3/4% notes. The 2.75% convertible notes, 3.00% convertible notes and 6 3/4% notes are all senior subordinated debt obligations and rank equal in right of payment with each other and with the notes.

In addition, holders of the 2.75% convertible notes due 2024 may require us to purchase all, or a portion, of their notes in cash on August 15, 2009, February 15, 2014 and February 15, 2019 and, subject to specified conditions, upon the occurrence of a fundamental change. Holders of the 3.00% convertible notes may require us to purchase all, or a portion, of their notes in cash on August 15, 2014 and August 15, 2019 and, subject to specified conditions, upon the occurrence of a fundamental change. Holders of the 6 3/4% notes may require us to purchase all, or a portion of, their notes in cash upon the occurrence of a fundamental change. We may also redeem for cash the 2.75% convertible notes due 2024 at any time on or after August 20, 2009, the 3.00% convertible notes at any time on or after August 20, 2014 and the 6 3/4% notes any time on or after April 1, 2011. To the extent we purchase or redeem any of these securities, our inability to obtain additional cash either through the issuance of new debt securities or through other financings could adversely affect our cash balances and our business, and could impact our ability to repurchase or redeem the notes offered hereby.

The convertible note hedge transactions, as well as the warrant transactions, may affect the value of the notes and our common stock.

We entered into convertible note hedge transactions with the Hedge Participants in an effort to offset the dilution of our common stock that might otherwise result from a conversion of the notes. We also entered into warrant transactions with the Hedge Participants. We used our Revolving Credit Facility to fund the cost of these convertible note hedge transactions. The Hedge Participants have advised us that in hedging these transactions they expect to purchase shares of our common stock in secondary market transactions concurrently with and following the pricing of the notes. This could have the effect of increasing, or preventing a decline in, the price of our common stock.

The Hedge Participants have advised us that they are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes or termination of these transactions by purchasing and selling shares of our common stock. The Hedge Participants have advised us that they might make such modifications during the conversion reference period for the conversion of notes, which may have a negative effect on the value of the consideration received in relation to the conversion of notes. In addition, we will exercise options we hold under these convertible note hedge transactions whenever notes are converted. We expect that in order to unwind their hedge positions with respect to those exercised options during conversion reference periods the Hedge Participants will sell shares of our common stock in secondary market transactions or unwind various over-the-counter derivative transactions with respect to our common stock, which may reduce the value of the notes being converted. We expect that the effect of the Hedge Participants actions would be magnified if we were to settle a conversion of notes entirely in cash.

The effect, if any, of these transactions on the market price for our common stock will depend on market conditions and cannot be ascertained at this time, but any of these activities could reduce the value of our common stock, and therefore the notes as well.

The additional shares of common stock payable on notes converted in connection with certain fundamental changes may not adequately compensate you for the lost option time value of your notes as a result of such fundamental changes.

If certain fundamental changes occur, we will in certain circumstances increase the conversion rate on notes converted in connection with the fundamental change by a number of additional shares of common stock. The number of additional shares of common stock will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the fundamental change transaction as described under “Description of Notes—Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes.”  While the increase in the conversion rate upon conversion is designed to compensate you for the lost option time value of your notes as a result of the fundamental change, the increase is only an approximation of this lost value and may not adequately compensate you for your loss. If the price paid per share of our common stock in the fundamental change transaction is less than the common stock price at the date of issuance of the notes or above a specified price, there will be no increase in the conversion rate. In addition, in certain circumstances upon a change of control arising from our acquisition by a public company, we may elect to adjust the conversion rate as described under “Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes—Conversion After a Public Acquirer Change of Control” and, if we so elect, holders of notes will not be entitled to the increase in the conversion rate determined as described above.

There is no established trading market for the notes.

There is no established trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the notes may not develop. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time or at a favorable price. Future trading prices of the notes will depend on many factors, including:

•       our operating performance and financial condition,

•       the interest of securities dealers in making a market, and

•       the market for similar securities.

Historically, the markets for non-investment grade debt securities have been subject to disruptions that have caused volatility in prices. It is possible that the markets for the notes will be subject to disruptions. Any such disruptions may have a negative effect on you as a holder of the notes, regardless of our prospects and financial performance.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock upon conversion of your notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The U.S. federal income tax consequences of converting the notes are uncertain.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the U.S. federal income tax consequences of ownership and disposition of the notes is contained in this prospectus under the heading “Important United States Federal Income Tax Considerations.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive an actual distribution, in addition, holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding taxes (including backup withholding taxes or withholding taxes for payments to foreign persons). If we pay withholding taxes on behalf of a holder, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussion under the headings “Important United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences Applicable to U.S. Holders—Conversion Rate Adjustments” for more details.

Because your right to require our repurchase of the notes is limited, the market prices of the notes may decline if we enter into a transaction that is not a fundamental change under the indentures.

The term “fundamental change” is limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes—Repurchase of Notes by Alliant Techsystems at Option of Holder upon a Fundamental Change.”

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Risks Related to Our Common Stock

Volatility in the market price of our common stock could result in a lower trading price than your conversion or purchase price and could adversely impact the trading price of the notes.

The market price of our common stock has historically fluctuated over a wide range. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock may continue to fluctuate in the future and may be affected adversely by factors such as actual or anticipated fluctuations in our operating results, acquisition activity, the impact of international markets, changes in financial estimates by securities analysts, general market conditions, rumors and other factors. Negative fluctuations in the market price of our common stock could adversely impact the trading price of the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

We may, in the future, sell additional shares of our common stock to raise capital. We may also issue additional shares of our common stock to finance future acquisitions. Further, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options and upon conversion of the notes and our other outstanding convertible subordinated notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance of substantial amounts of common stock, or the perception that such sales may occur, could adversely affect the market price for our common stock and/or the trading price for the notes.

Various agreements and laws could delay or prevent a change in control that you may favor.

The terms of some of the anti-takeover provisions in our articles of incorporation and bylaws and our stockholders rights agreement could delay or prevent a change in control that you may favor or may impede the ability of the holders of our common stock to change our management. In particular, the provisions of our restated articles of incorporation and bylaws, among other things:

•       require a majority vote of the holders of cumulative preference stock to approve certain transactions,

•       limit the right of shareholders to remove directors, fill vacancies and increase or reduce the number of directors,

•       regulate how shareholders may present proposals or nominate directors for election at shareholders’ meetings; and

•       authorize our board of directors to issue cumulative preference stock in one or more series, without shareholder approval.

Our stockholders rights agreement also makes an acquisition of a controlling interest in us in a transaction not approved by our board of directors more difficult.

Absence of dividends could reduce our attractiveness to investors, which could reduce the price of the common stock into which the notes are convertible.

We have never paid any dividends on our common stock and have no plans to pay any dividends in the foreseeable future. Furthermore, certain of the agreements governing our outstanding indebtedness restrict us from paying dividends on our common stock. As a result, our common stock may be less attractive to certain investors than the stock of dividend-paying companies.

Ratio of Earnings to Fixed Charges

The following table shows our historical ratio of earnings to fixed charges for each of the five most recent fiscal years and for the nine months ended December 31, 2006 and January 1, 2006. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” represents income from continuing operations before income taxes, plus fixed charges. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expense considered to be a reasonable approximation of interest.

	Nine Months Ended		Fiscal Year Ended March 31,
	December 31, 2006	January 1, 2006	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	4.28	4.24	3.07	4.01	4.24	3.32	2.12

Use of Proceeds

All sales of notes or common stock issuable upon conversion of the notes will be by or for the account of the selling securityholders listed in this prospectus or any prospectus supplement. We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion of the notes.

Description of Notes

The notes were issued under an indenture dated as of September 12, 2006, among us, certain of our subsidiaries that will guarantee the notes and The Bank of New York Trust Company, N.A., as trustee. Each subsidiary company that guarantees the notes is referred to in this section as a “subsidiary guarantor” and each such guarantee is referred to in this section as a “subsidiary guarantee.”  The indenture has been filed as an exhibit to our report on Form 8-K dated September 12, 2006. You may request a copy of the indenture from the trustee.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

As used in this “Description of Notes” section, references to “Alliant Techsystems,” the “company,” “we” and “us” refer only to Alliant Techsystems Inc. and do not include its subsidiaries.

General

The notes will mature on September 15, 2011 unless earlier converted or repurchased. You have the option, subject to certain qualifications and the satisfaction of certain conditions and during the periods described below, to convert your notes at an initial conversion rate of 10.3617 shares of our common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $96.51 per share of common stock. The conversion rate is subject to adjustment if certain events occur. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner as described below under “—Conversion Rights—General.” If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock for the conversion value in excess of $1,000. See “—Conversion Rights—General.”

Even if we elect to deliver shares of common stock upon conversion of a note, you will not receive fractional shares but a cash payment to account for any such fractional share as described below. You will not receive any cash payment for interest (or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

The notes were issued only in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes. The notes were limited to $300 million aggregate principal amount. We may from time to time offer additional notes as provided in the indenture.

As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Any reference to “common stock” means our common stock, par value $.01 per share, including the rights related to our common stock pursuant to our stockholders rights agreement.

Contemporaneously with the offering of the notes, we will enter into separate convertible hedge and warrant transactions. For further discussions of these transactions, see “Use of Proceeds” and “Plan of Distribution.”

Ranking

The notes are our direct, unsecured, senior subordinated obligations. The notes are subordinated in right of payment to all of our existing and future senior indebtedness, equal in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment to any subordinated indebtedness that we may incur in the future. The notes effectively rank junior to all of our and our subsidiaries’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The subsidiary guarantees of the notes are unsecured, senior subordinated indebtedness of the applicable subsidiary guarantor, subordinated in right of payment to all existing and future senior indebtedness of the subsidiary guarantor, equal in right of payment to all existing and future senior subordinated indebtedness of the subsidiary guarantor and senior in right of payment to all future subordinated obligations of the subsidiary guarantor. The subsidiary guarantees also are effectively subordinated to all secured indebtedness of the applicable subsidiary guarantor and its subsidiaries to the extent of the value of the assets securing such secured indebtedness.

We currently conduct all of our operations through our subsidiaries. To the extent a subsidiary is not a subsidiary guarantor, creditors of the subsidiary, including trade creditors, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, of our subsidiaries that are not subsidiary guarantors.

As of December 31, 2006:

(1)         we had $348 million of senior indebtedness outstanding, which is secured indebtedness under our senior credit facilities consisting of a $223 million term loan and a $125 million revolving credit loan (note that as of March 5, 2007, the amount outstanding under our revolving credit facility was $105 million);

(2)         we had $1,180 million of senior subordinated indebtedness outstanding, consisting of $300 million of the notes, $400 million of our 6 3/4% senior subordinated notes due 2016, $280 million of our 2.75% convertible senior subordinated notes due 2024 and $200 million of our 3.00% convertible senior subordinated notes due 2024 (we refer to our 6 3/4% senior subordinated notes, our 3.00% convertible senior subordinated notes and our 2.75% convertible senior subordinated notes due 2024 collectively as our “existing senior subordinated notes”);

(3)         we had no indebtedness that is subordinate or junior in right of payment to our existing senior subordinated notes; and

(4)         the subsidiary guarantors had no senior indebtedness and no senior subordinated indebtedness outstanding, other than the subsidiary guarantees under our existing senior subordinated notes, and no indebtedness that is subordinate or junior in right of payment to the subsidiary guarantees under our existing senior subordinated notes.

Subsidiary Guarantees

The notes are jointly and severally guaranteed on a senior subordinated basis by substantially all of our domestic subsidiaries that from time to time guarantee our or any of our domestic subsidiaries’ other indebtedness. Accordingly, if a subsidiary guarantor ceases to be a subsidiary guarantor under our senior subordinated indebtedness in accordance with the provisions thereunder, such subsidiary guarantor will be automatically and unconditionally released from all of its obligations under the indenture and its guarantee of the notes and such guarantee will terminate. Conversely, at the same time as we cause any additional subsidiary to issue a guarantee of our obligations under our senior subordinated indebtedness, we will also be required to cause each such subsidiary to issue a guarantee of the notes. Upon the payment in full of our senior subordinated indebtedness when due at maturity, upon repurchase or otherwise, except as described below, each of the subsidiary guarantors will be released from its subsidiary guarantee of the notes.

Currently, substantially all of our subsidiaries are guarantors of our 6 3/4% senior subordinated notes, our 3.00% convertible senior subordinated notes and our 2.75% convertible notes due 2024 and are subsidiary guarantors of the notes. Neither ATK Insurance Company nor COI Ceramics Inc. are subsidiary guarantors. As of and for fiscal 2006, on a pro forma basis, neither ATK Insurance Company nor COI Ceramics Inc. had material net assets when consolidated or generated any material revenue or income when consolidated.

The subsidiary guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee on an unsecured, senior subordinated basis the performance and full and punctual payment when due, whether at maturity, upon repurchase or otherwise, of all our obligations under the indenture, including obligations to the trustee, and the notes, whether for payment of principal of, interest (including additional amounts, if any) on, and any cash payment due on conversion of, the notes, expenses, indemnification or otherwise (all such obligations guaranteed by the subsidiary guarantors being herein called the “guaranteed obligations”). Each subsidiary guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to that subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. We will cause each future subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which the subsidiary will guarantee payment of the notes on the same basis as the subsidiary guarantees of the other subsidiary guarantors.

The obligations of a subsidiary guarantor under its subsidiary guarantee are senior subordinated obligations. Accordingly, the rights of holders of the notes to receive payment by a subsidiary guarantor pursuant to its subsidiary guarantee will be subordinated in right of payment to the rights of holders of senior indebtedness of the subsidiary guarantor.

Each subsidiary guarantee is a continuing guarantee and shall, except as set forth in the first paragraph under this section, (a) remain in full force and effect until payment in full of all the guaranteed obligations, (b) be binding upon each subsidiary guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the holders of the notes and their successors, transferees and assigns.

Interest

The notes will bear interest at a rate of 2.75% per year. Interest, including additional amounts, if any, shall be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2007.

Interest on a note, including additional amounts, if any, will be paid to the person in whose name the note is registered at the close of business on March 1 or September 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest, including additional amounts, if any, payable upon repurchase by us will be paid to the person to whom principal is payable, unless the repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from September 12, 2006 or from the most recent date to which interest has been paid or duly provided for.

Conversion Rights

General

Holders may elect to convert their notes prior to maturity based on an initial conversion rate of 10.3617 shares of our common stock, par value $0.01 per share, per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $96.51 per share), only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and may in some circumstances as described below, at our option, also receive shares of our common stock. The conversion rate will be subject to adjustment as described in “Conversion Procedures—Conversion Rate Adjustments” below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

The “conversion price” per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate (as defined below).

The “applicable conversion rate” means the conversion rate on any trading day (as defined below).

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the applicable indenture to convert such note.

Upon conversion, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•       cash in an amount equal to the lesser of (i) $1,000 and (ii) the conversion value, as defined below (the “required cash amount”); and

•       if the conversion value is greater than $1,000, then, in respect of such excess, a number of shares of our common stock, (the “remaining shares”) equal to the sum of the daily share amounts (as defined below) for each of the thirty consecutive trading days in the conversion reference period (as defined below), subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

“Conversion value” means the average of the products for each trading day of the conversion reference period of (i) the applicable conversion rate for such day multiplied by (ii) the volume weighted average price (as defined below) per share of our common stock on such day.

The “daily share amounts” means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

	volume weighted average price per		conversion rate in effect on
(	share for such trading day	×	the trading day	)	- $1000
volume weighted average price per share for such trading day × 30

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ATK ‹equity› VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal national securities exchange on which our common stock is listed, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The “conversion reference period” means:

•       for notes that are converted during the period beginning on the 30th day prior to the maturity date of the applicable notes, the thirty consecutive trading days beginning on the third trading day following the maturity date; and

•       in all other instances, the thirty consecutive trading days beginning on the third trading day following the conversion date.

We may elect to pay cash to holders of notes surrendered for conversion in lieu of all or a portion of the net shares of common stock issuable upon conversion of such notes only if payment of such cash would not be prohibited by the terms of our other indebtedness. By the close of business on the day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of each trading day in the applicable conversion reference period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day and (iii) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (iii) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the trading day immediately preceding the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we revoke such notice by the close of business on the trading day immediately preceding the start of the applicable conversion reference period.

The cash and any shares of our common stock due upon conversion of the notes will be delivered through the conversion agent as promptly as practicable, but no later than the fifth business day, following the end of the conversion reference period applicable to the notes being converted.

A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the thirty consecutive trading days of the conversion reference period (“the average price”).

The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Upon determining that the holders are entitled to convert their notes in accordance with the provisions described below, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information or provide notice to the holders of the notes in a manner contemplated by the indenture.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your notes for conversion if the last reported sale price per share of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the conversion price per share of our common stock on such last trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq Global Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq Global Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•       distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•       distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise would participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Certain Corporate Transactions

If we are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash or property other than securities, or if a transaction described in clause (4) of the definition of fundamental change as described below under “—Repurchase of Notes by Alliant Techsystems at Option of Holder upon a Fundamental Change” occurs prior to maturity and results in an increase in the conversion rate of the notes as described under “—Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes—General,” a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction (or, if such transaction also results in holders having a right to require us to repurchase their notes, until the fundamental change repurchase date).

If and only to the extent you elect to convert your notes in connection with a transaction described in clause (4) of the definition of fundamental change that occurs prior to maturity pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq Global Market, we will increase the conversion rate by a number of additional shares as described under “—Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes—General” or, in lieu thereof, we may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that the notes are convertible into shares of the acquiring or surviving entity as described under “—Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes—Conversion After a Public Acquirer Change of Control.”

If we engage in certain reclassifications of our common stock or if we are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into cash and, if applicable, shares of our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its notes solely into shares of our common stock immediately prior to the applicable record date for such transaction (or, if the transaction provides the holders of our common stock with the right to receive more than a single type of consideration based in part upon any form of stockholder election, the weighted average of the types and amounts of consideration received by the holders of our common stock). In such a case, any increase in the conversion rate by the additional shares as described under “—Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes—General” will not be payable in shares of our common stock, but will represent a right to receive the aggregate amount of cash, securities or other property into which the additional shares would convert into in the transaction from the surviving entity (or an indirect or direct parent thereof). Notwithstanding the first sentence of this paragraph, if we elect to adjust the conversion rate and our conversion obligation as described in “—Conversion Procedures—Adjustment to Conversion Rate upon Certain Fundamental Changes—Conversion After a Public Acquirer Change of Control,” the provisions described in that section will apply instead of the provisions described in the first sentence of this paragraph.

If the transaction also constitutes a fundamental change, a holder may be able to require us to redeem all or a portion of its notes as described under “—Repurchase of Notes by Alliant Techsystems at Option of Holder upon a Fundamental Change.”

Conversion During Month Prior to Maturity

Notwithstanding anything herein to the contrary, holders may surrender their notes for conversion at any time on or after August 15, 2011 until the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

To convert your note you must do each of the following:

•       complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this irrevocable notice to the conversion agent;

•       surrender the note to the conversion agent;

•       if required, furnish appropriate endorsements and transfer documents; and

•       if required, pay all transfer or similar taxes.

The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global note, to convert you must comply with the last two requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The conversion agent will initially be the trustee. The conversion agent will, on your behalf, convert the notes into cash or, in the circumstances described above at our option, a combination of cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of full shares of our common stock into which any notes are converted, together with a cash payment for any fractional share, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion reference period.

On conversion of a note, a holder will not receive, except as described below, any cash payment representing accrued interest. Instead, accrued interest will be deemed paid by the cash and/or shares of common stock, if any, received by the holder on conversion. Delivery to the holder of such cash and/or shares will thus be deemed:

•       to satisfy our obligation to pay the principal amount of a note; and

•       to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•       in connection with any conversion following the regular record date immediately preceding the maturity date;

•       if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•       to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)         the payment to all holders of common stock of dividends or other distributions payable in shares of our common stock or our other capital stock;

(2)         the issuance to all holders of our common stock of rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 60 days from the date of issuance of the rights, warrants or options, to subscribe for or purchase common stock at less than the current market price thereof; provided, that the applicable conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration;

(3)         reclassifications, subdivisions, splits and combinations of our common stock;

(4)         distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, securities, cash, property or assets (excluding any dividend or distribution covered by clause (1) or (2) above); in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the current market price of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted; or

(5)         the successful completion of a tender or exchange offer made by us or any of our subsidiaries for shares of our common stock which involves an aggregate consideration per share that exceeds our market capitalization divided by the total number of outstanding shares of common stock on the expiration of the tender or exchange offer.

In the event that we make a cash distribution described in clause (4) above, the conversion rate will be adjusted by dividing:

•       the conversion rate, by

•       a fraction, (1) the numerator of which will be the current market price per share of our common stock and (2) the denominator of which will be the current market price per share of our common stock plus the amount per share of such distribution.

Holders of notes will receive, upon conversion of notes, in addition to any shares of our common stock, the rights under the stockholders rights agreement unless, prior to the conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock; in the case of such a separation, the applicable conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock shares of our common stock, evidences of indebtedness or assets described in clause (4) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the notes, see “Important United States Federal Income Tax Considerations—U.S. Federal Income Tax Consequences Applicable to U.S. Holders—Conversion Rate Adjustments.”

The “current market price” per share of common stock on any day means the average of the last reported sale price for the 10 consecutive trading days from and including the ex-dividend trading with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex-dividend trading,” when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

No adjustment to the conversion rate or the ability of a holder of a note to convert will be made if the holder will otherwise participate in the distribution without conversion.

The applicable conversion rate will not be adjusted:

•       upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•       upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•       upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•       for a change in the par value of the common stock; or

•       for accrued and unpaid interest, including additional amounts, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1.0% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1.0% will be carried forward and taken into account in any subsequent adjustment. In addition, we will make any carry forward adjustments not otherwise effected upon conversion of the notes, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated maturity of the notes. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Adjustment to Conversion Rate upon Certain Fundamental Changes

General

If and only to the extent you elect to convert your notes in connection with a transaction described in clause (4) of the definition of fundamental change as described below under “—Repurchase of Notes by Alliant Techsystems at Option of Holder upon a Fundamental Change” that occurs prior to maturity pursuant to which 10% or more of the consideration for our common stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

The number of additional shares will be determined by reference to the table below, based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid per share for our common stock in such fundamental change transaction. If holders of our common stock receive only cash in such fundamental change transaction, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock on the five trading days prior to but not including the effective date of such fundamental change transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under “—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock price and number of additional shares to be issuable per $1,000 principal amount of notes:

	Stock Price
Effective Date	$77.83	$80.00	$85.00	$90.00	$96.51	$100.00	$105.00	$110.00	$120.00	$130.00	$140.00	$150.00	$160.00
September 6, 2006	2.48	2.33	2.01	1.76	1.49	1.37	1.23	1.10	0.92	0.78	0.67	0.59	0.53
September 6, 2007	2.39	2.23	1.89	1.62	1.34	1.22	1.08	0.96	0.77	0.64	0.55	0.48	0.43
September 6, 2008	2.31	2.13	1.76	1.47	1.18	1.05	0.90	0.78	0.61	0.49	0.41	0.36	0.32
September 6, 2009	2.25	2.04	1.62	1.29	0.97	0.84	0.69	0.57	0.41	0.32	0.26	0.22	0.19
September 6, 2010	2.23	1.96	1.45	1.06	0.69	0.55	0.40	0.29	0.17	0.11	0.09	0.07	0.06
September 6, 2011	2.21	1.94	1.40	0.75	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a common stock price of $77.83 at September 6, 2006 and an initial conversion price of $96.51.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•       If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•       If the stock price is in excess of $160.00 per share (subject to adjustment), no additional shares will be issuable upon conversion.

•       If the stock price is less than $77.83 per share (subject to adjustment), no additional shares will be issuable upon conversion.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 12.8485 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion After a Public Acquirer Change of Control

Notwithstanding the foregoing, in the case of a public acquirer change of control (as defined below), we may, in lieu of increasing the conversion rate by additional shares as described in “—Adjustment to Conversion Rate upon Certain Fundamental Changes—General” above, elect to adjust the conversion rate and the related conversion obligation such that from and after the effective date of such public acquirer change of control, holders of the notes will be entitled to convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above) into a number of shares of public acquirer common stock (as defined below) by adjusting the conversion rate in effect immediately before the public acquirer change of control by a fraction:

•       the numerator of which will be (i) in the case of a share exchange, consolidation, merger or binding share exchange, pursuant to which our common stock is converted into cash, securities or other property, the average value of all cash and any other consideration (as determined by our board of directors) paid or payable per share of common stock or (ii) in the case of any other public acquirer change of control, the average of the last reported sale price of our common stock for the five consecutive trading days prior to but excluding the effective date of such public acquirer change of control, and

•       the denominator of which will be the average of the last reported sale prices of the public acquirer common stock for the five consecutive trading days commencing on the trading day next succeeding the effective date of such public acquirer change of control.

A “public acquirer change of control” means any event constituting a fundamental change that would otherwise obligate us to increase the conversion rate as described above under “—Adjustment to Conversion Rate upon Certain Fundamental Changes—General” and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a national securities exchange or quoted on the Nasdaq Global Market or which will be so traded or quoted when issued or exchanged in connection with such fundamental change (the “public acquirer common stock”).

Upon a public acquirer change of control, if we so elect, holders may convert their notes (subject to the satisfaction of the conditions to conversion described under “—Conversion Rights” above) at the adjusted conversion rate described in the second preceding paragraph but will not be entitled to the increased conversion rate described under “—Adjustment to Conversion Rate upon Certain Fundamental Changes—General.” We are required to notify holders of our election in our notice to holders of such transaction. As described under “—Conversion Rights—Conversion upon Specified Corporate Transactions,” holders may convert their notes upon a public acquirer change of control during the period specified therein. In addition, the holder can also, subject to certain conditions, require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes by Alliant Techsystems at Option of Holder upon a Fundamental Change.”

Repurchase of Notes by Alliant Techsystems at Option of Holder upon a Fundamental Change

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price, which we are required to pay in cash, is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest (including additional amounts, if any) up to but excluding the fundamental change repurchase date.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(1)         any “person” (as such term is used in Section 13(d) of the Exchange Act) other than us, our subsidiaries or our or their employee benefit plans, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, except that for purposes of this clause such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire), directly or indirectly, of more than 50% of the total voting power of all shares of our capital stock then outstanding and normally entitled to vote in the election of directors without regard to the occurrence of any contingency (the “voting stock”). For the purposes of this clause, a person shall be deemed to beneficially own any voting stock of an entity held by any other entity (the “parent entity”), if such person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of the parent entity;

(2)         during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of our directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office;

(3)         the adoption of a plan relating to our liquidation or dissolution; or

(4)         the merger or consolidation of us with or into another person or the merger of another person with or into us or the sale of all or substantially all our assets to another person and, in the case of any such merger, consolidation or sale, our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our voting stock are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent, immediately after such transaction, at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee.

However, notwithstanding the foregoing, you will not have the right to require us to repurchase your notes (and we will not be required to deliver the notice incidental thereto that is described below), if either:

(A)      the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the conversion price of the notes immediately before the fundamental change or the public announcement thereof; or

(B)       at least 90% of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a U.S. national securities exchange or quoted on the Nasdaq Global Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into any such publicly traded securities.

For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American depositary shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

On or before the 45th day after the occurrence of a fundamental change that requires us to repurchase your notes, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. The notice shall state, among other things:

•       the events causing a fundamental change;

•       the date of the fundamental change;

•       the last date on which a holder may exercise the repurchase right;

•       the fundamental change repurchase price;

•       the fundamental change repurchase date;

•       the name and address of the paying agent;

•       the applicable conversion rate and any adjustments to the applicable conversion rate;

•       that the notes with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•       the procedures that holders must follow to require us to repurchase their notes.

We will not be required to make a fundamental change offer upon a fundamental change if a third party makes the fundamental change offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a fundamental change offer made by us and purchases all notes validly tendered and not withdrawn under the fundamental change offer.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase election must state:

•       if certificated notes have been issued, the certificate numbers of the notes to be delivered for repurchase;

•       the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•       that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

No notes may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.

You may withdraw any repurchase election, in whole or in part, by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•       the principal amount of the withdrawn notes;

•       if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

•       the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, your notice must comply with appropriate DTC procedures.

We will be required to repurchase the notes no earlier than 30 days nor later than 60 days after the date of our notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•       the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•       all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of notes upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

The fundamental change repurchase feature of the notes, as well as the feature that requires us to increase or otherwise adjust the conversion rate of the notes converted in connection with certain fundamental change transactions that occur prior to maturity as described above under “—Adjustment to Conversion Rate upon Certain Fundamental Changes,” may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other offerings of debt securities similar to the notes that have been marketed by the initial purchaser. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale of less than all of our assets may be uncertain.

The occurrence of certain of the events which would constitute a fundamental change would constitute a default under the senior credit facilities and would permit holders of our existing senior subordinated notes to require us to repurchase those notes. In addition, our future senior indebtedness and senior subordinated indebtedness could contain prohibitions of certain events which would constitute a fundamental change or require the senior indebtedness or senior subordinated indebtedness, as the case may be, to be repurchased or repaid upon a fundamental change. Moreover, the exercise by the holders of the notes of their right to require us to purchase the notes could cause a default under such senior indebtedness, even if the fundamental change itself does not, due to the financial effect of the repurchase on us. If any default on our senior indebtedness has occurred and is continuing, payment of principal of, interest, including additional amounts, if any, on, and any cash payment due upon conversion of, the notes, or any purchase, repurchase or other acquisition or retirement for value of the notes will be subject to the subordination provisions described under “—Subordination.”

Our senior credit facilities, which expire on March 31, 2009, contain certain covenants and terms that limit our ability to pay cash to the holders of the notes to repurchase, redeem or retire the notes, including upon a change of control. Under our existing senior credit facilities, the amount of cash that we could potentially apply to any repurchase, redemption or retirement of the notes is limited to the amount allowed by a limited exception applicable to restricted payments generally under our senior credit facilities. The maximum amount allowed by this limited exception is the sum of $50 million in each fiscal year, plus up to 100% of the available proceeds from qualifying sales or issuances of equity interests. However, we can make restricted payments in any amount as long as our ratio of senior indebtedness to EBITDA (earnings before interest, income taxes, depreciation and amortization, as defined) for the preceding four fiscal quarters would be less than 1.50 to 1.00, after taking into account the proposed restricted payments. This limited exception will not be available to us if we are in default under our senior credit facilities. Accordingly, if we are required to repurchase, redeem or retire notes in an amount in excess of this limitation, we will need to obtain a waiver or amend, or otherwise terminate, our senior credit facilities to allow us to make any additional cash payments to holders of the notes. There can be no assurance that we will be able to obtain a waiver or amendment and there can be no assurance that any other credit facilities we may enter into or debt instruments we may issue in the future will not have similar or more restrictive limitations than those contained in our existing senior credit facilities.

Finally, our ability to pay cash to the holders of the notes upon a repurchase may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Even if sufficient funds were otherwise available, the terms of the senior credit facilities will prohibit, subject to limited exceptions, our prepayment of notes prior to their scheduled maturity. Furthermore, a fundamental change would constitute a “Fundamental Change” or a “Change of Control” under our existing senior subordinated notes, which would require us to repurchase our existing senior subordinated notes.

Consequently, if we are not able to prepay indebtedness outstanding under the senior credit facilities and any other senior indebtedness containing similar restrictions or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of notes exercise their repurchase rights following a fundamental change, resulting in a default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates. Furthermore, the fundamental change provisions may in some circumstances make more difficult or discourage a takeover of us and the removal of incumbent management.

Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:

•       the resulting, surviving or transferee person (the “successor company”) will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture; provided that in the case where the successor company is not a corporation, a co-obligor on the notes is a corporation;

•       immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company or subsidiary guarantor as a result of such transaction as having been incurred by the successor company or subsidiary guarantor at the time of such transaction), no default shall have occurred and be continuing; and

•       we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a conveyance, transfer or lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of, and interest on, and any cash payment due on conversion of, the notes.

In addition, we will not permit any subsidiary guarantor to consolidate with or merge with or into to any person unless:

•       the resulting, surviving or transferee person (the “successor guarantor”) will be a corporation, limited partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person (if not such subsidiary guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of the subsidiary guarantor under its subsidiary guarantee;

•       immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor guarantor or another subsidiary guarantor as a result of such transaction as having been incurred by the successor guarantor or such subsidiary guarantor at the time of the transaction), no default shall have occurred and be continuing; and

•       we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture, if any, comply with the indenture.

The successor guarantor will succeed to, and be substituted for, and may exercise every right and power of, such subsidiary guarantor under the indenture and the predecessor subsidiary guarantor (except in the case of a conveyance, transfer or lease of all or substantially all its assets) will be released from the obligation to pay the principal of, interest on, and any cash payment due on conversion of, the notes.

Notwithstanding the foregoing:

•       any subsidiary guarantor may consolidate with, merge into or transfer all or part of its properties and assets to us or another subsidiary guarantor, and

•       we may merge with an affiliate incorporated solely for the purpose of reincorporating us in another jurisdiction to realize tax or other benefits.

Subordination

The payment of principal of, interest (including additional amounts, if any) on, and any cash payment due on conversion of, the notes, and our ability to otherwise purchase, repurchase or otherwise acquire or retire for value any notes (collectively, “payment on the notes” or “pay the notes”) will rank junior in right of payment to the prior payment in full of all senior indebtedness. The notes will constitute senior subordinated indebtedness ranking equal to all our senior subordinated indebtedness, including our existing senior subordinated notes, and senior to all our future subordinated indebtedness.

We may not pay the notes if:

(1)          any of our designated senior indebtedness (as defined below) is not paid when due, or

(2)          any other default on our designated senior indebtedness occurs and the maturity of such designated senior indebtedness has been accelerated;

unless, in either case,

(x)    the default has been cured or waived and any such acceleration has been rescinded, or

(y)    such designated senior indebtedness has been paid in full in cash;

provided, however, that we may pay the notes without regard to the foregoing if we and the trustee receive written notice approving such payment from the representative of the designated senior indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

During the continuance of any default, other than a default described in clause (1) or (2) of the immediately preceding paragraph, with respect to any of our designated senior indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice, except such notice as may be required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the notes for a period (a “payment blockage period”) commencing upon the receipt by the trustee, with a copy to us, of written notice (a “blockage notice”) of such default from the representative of such designated senior indebtedness specifying an election to effect a payment blockage period and ending 179 days thereafter or earlier if such payment blockage period is terminated:

•       by written notice to the trustee and us from the person or persons who gave the blockage notice rescinding such blockage notice,

•       by repayment in full of such designated senior indebtedness, or

•       because the default giving rise to the blockage notice is no longer continuing.

Notwithstanding the provisions described in the immediately preceding paragraph, but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph, unless holders of such designated senior indebtedness or the representatives of such holders have accelerated the maturity of such designated senior indebtedness, we may resume payments on the notes after the end of such payment blockage period, including any missed payments.

Not more than one blockage notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to designated senior indebtedness during such period. However, if any blockage notice within such 360-day period is given by or on behalf of any holders of designated senior indebtedness other than the bank indebtedness (as defined below), the representative of the bank indebtedness may give another blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any payment blockage period with respect to the designated senior indebtedness initiating such payment blockage period shall be, or be made, the basis of the commencement of a subsequent payment blockage period by the representative of such designated senior indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

If we fail to make any payment on the notes when due and within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure will constitute an event of default under the indenture and will enable the holders of notes to accelerate the maturity thereof in accordance with the terms of the indenture. See “—Events of Default; Notice and Waiver.”

Upon any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution of us or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or our property:

•       the holders of our senior indebtedness will be entitled to receive payment in full in cash of such senior indebtedness before the holders of the notes are entitled to receive any payment on the notes; and

•       until the senior indebtedness is paid in full in cash, any payment or distribution to which holders of the notes would be entitled but for the subordination provisions of the indenture will be made to holders of such senior indebtedness as their interests may appear, except that holders of the notes may receive any debt securities that are subordinated to such senior indebtedness to at least the same extent as the notes.

If a distribution is made to holders of the notes that, due to the subordination provisions of the indenture, should not have been made to them, the holders will be required to hold it in trust for the holders of our senior indebtedness and pay it over to them as their interests may appear.

If payment of the notes is accelerated because of an event of default, we or the trustee, provided that the trustee shall have received written notice from us, on which notice the trustee is entitled to conclusively rely, will promptly notify the holders of our designated senior indebtedness, or their representative, of the acceleration. If any of our designated senior indebtedness is outstanding, we may not pay the notes until five business days after such holders or the representative of such designated senior indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

By reason of the subordination provisions of the indenture, in the event of insolvency, our creditors who are holders of our senior indebtedness may recover more, ratably, than the holders of the notes, and our creditors who are not holders of our senior indebtedness or of our senior subordinated indebtedness, including the notes, may recover less, ratably, than holders of our senior indebtedness and may recover more, ratably, than the holders of our senior subordinated indebtedness.

The indenture contains substantially identical subordination provisions relating to each subsidiary guarantor’s obligations under its subsidiary guarantee.

As used in this prospectus, “designated senior indebtedness” means:

•       any and all amounts payable under or in respect of the senior credit facilities and any refinancing indebtedness (including, without limitation, any renewals, replacements, refundings, restatements substitutions or any other refinancings of any kind) with respect thereto (collectively, the “bank indebtedness”) that may be incurred from time to time (whether before or after termination of the credit agreement related to the senior credit facilities) (including increasing the amount available for borrowing thereunder and including refinancings with the same or different lenders or agents), as amended, modified or supplemented from time to time, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in those proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof; and

•       any other of our senior indebtedness that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to at least $25 million and is specifically designated by us in the instrument evidencing or governing such senior indebtedness as “designated senior indebtedness” for purposes of the indenture.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•       a default in the payment of principal of the notes when due at maturity, upon repurchase or otherwise (whether or not prohibited by the provisions described under “—Subordination” above);

•       a default in the payment of any interest, including additional amounts, if any, on the notes when due (whether or not prohibited by the provisions described under “—Subordination” above) and such failure continues for a period of 30 days past the applicable due date;

•       we or any subsidiary guarantor fails to comply with our or its obligations under the covenant described under “—Merger and Sale of Assets” above;

•       the failure by us to cause each of our existing or future subsidiaries to become a subsidiary guarantor of the notes in accordance with the obligation to provide subsidiary guarantees as described under “—Subsidiary Guarantees” above and such failure continues for a period of 30 days after our receipt of notice in accordance with the provisions of the indenture;

•       we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•       default in our obligation to convert the notes into cash and (if applicable) shares of our common stock upon exercise of a holder’s conversion right (whether or not prohibited by the provisions described under “—Subordination” above);

•       the failure by us to comply with our obligation to repurchase the notes at the option of a holder upon a fundamental change as required by the indenture or on any other repurchase date;

•       the failure by us or any subsidiary guarantor to perform or observe our other covenants in the indenture for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes;

•       default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $35.0 million or its foreign currency equivalent, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us or such subsidiary;

•       the entry of any judgment or decree not covered by insurance in excess of $35.0 million or its foreign currency equivalent rendered against us or any subsidiary guarantor and (i) the judgment or decree is not stayed, waived or discharged within 90 days or (ii) an enforcement proceeding thereon is commenced by any creditor;

•       certain events involving us or one of our significant subsidiary’s bankruptcy, insolvency or reorganization; and

•       any subsidiary guarantee of a subsidiary guarantor holding more than 5% of our consolidated assets or generating more than 5% of our consolidated sales or net income as of and for the twelve months ended on the end of the most recent fiscal quarter for which financial statements are publicly available ceases to be in full force and effect (except as contemplated by the terms thereof) or any such subsidiary guarantor or person acting by or on behalf of any such subsidiary guarantor denies or disaffirms such subsidiary guarantor’s obligations under the indenture or any subsidiary guarantee and such default continues for 10 days after receipt of the notice specified in the indenture.

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within the earlier of 90 days after it occurs or 30 days after it is known to a trust officer or written notice of it is received by the trustee. The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest (including additional amounts, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest, including additional amounts, if any, on the outstanding notes to be immediately due and payable. However, if any of our designated senior indebtedness is outstanding, we may not pay the notes until five business days after such holders or the representative of such designated senior indebtedness receives notice of such acceleration and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest, including additional amounts, if any, on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind such acceleration with respect to the notes and waive these past defaults.

The holders of a majority in principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest, including additional amounts, if any, a failure to convert any notes, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest, including additional amounts, if any, on the notes, unless:

•       the holder has given the trustee written notice of an event of default;

•       the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•       the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes;

•       the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

•       the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our senior credit facilities or other indebtedness.

Our obligations under the indenture are not intended to provide creditors rights for amounts in excess of par plus accrued and unpaid interest and liquidated damages, if any.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the notes, if:

•       we have delivered to the trustee for cancellation all outstanding notes, with certain limited exceptions, or

•       all notes not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any repurchase date, including upon the occurrence of a fundamental change, or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding notes, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Legal Defeasance and Covenant Defeasance

The notes will not be subject to any defeasance provisions under the indenture.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note if it would:

•       reduce the principal amount of or change the stated maturity of any note;

•       reduce the rate or extend the time for payment of interest, including additional amounts, if any, on any note;

•       reduce any amount payable upon repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall repurchased;

•       impair the right of a holder to institute suit for payment on any note;

•       change the currency in which any note is payable;

•       impair the right of a holder to convert any note or reduce the amount of cash, the number of shares of common stock or any other property receivable upon conversion;

•       reduce the quorum or voting requirements under the indenture;

•       change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•       subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture;

•       reduce the percentage of notes required for consent to any amendment or modification of the indenture;

•       make any change to the subordination provisions of the indenture that adversely affects the rights of any holder; or

•       modify any subsidiary guarantee in any manner materially adverse to the holders of the notes.

We, the subsidiary guarantors and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•       add guarantees with respect to the notes or secure the notes and release any subsidiary guarantor in accordance with the provisions of the indenture;

•       evidence the assumption of our or a subsidiary guarantor’s obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•       surrender any of our rights or powers under the indenture;

•       add covenants or events of default for the benefit of the holders of notes;

•       cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of holders;

•       to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect;

•       establish the forms or terms of the notes;

•       evidence the acceptance of appointment by a successor trustee with respect to the notes and add to or change of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than the one trustee pursuant to the requirements of the indenture;

•       provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986;

•       to make any change in the subordination provisions of the indenture that would limit or terminate the benefits available to any holder of our or the subsidiary guarantor’s senior indebtedness (or any representative thereof) under such subordination provisions;

•       provide for the issuance of additional notes;

•       conform the text of the indenture of the notes to any provision of this “Description of Notes”; and

•       make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.

However, no amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness of us or a subsidiary guarantor then outstanding unless the holders of such senior indebtedness, or any group or representative thereof authorized to give a consent, consent to the change.

Calculations in Respect of Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee, Paying Agent and Conversion Agent

We have appointed The Bank of New York Trust Company, N.A., the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Rule 144A Information Request

If at any time we are no longer subject to Section 13 of 15(d) of the Exchange Act, we will furnish to the holders or beneficial holders of the notes or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, manager or partner of the company or any subsidiary guarantor, as such, will have any liability for any obligations of the company or the subsidiary guarantors under the notes, the indenture, the subsidiary guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The notes will be issued:

•       in fully registered form;

•       without interest coupons; and

•       in denominations of $1,000 principal amount and integral multiples of $1,000. Holders may present notes for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest on any notes represented by the registered certificated securities referred to below by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you will be paid, at your written election, by wire transfer in immediately available funds.

Payments on the notes represented by the global note referred to below will be made to The Depository Trust Company, New York, New York, which is referred to herein as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

We issued the notes in the form of a permanent global note in definitive, fully registered, book-entry form. The global note is deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•       DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•       DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•       Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations.

•       DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•       Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•       The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission, sometimes referred to herein as the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by them from time to time. None of us, the initial purchasers or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•       Upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the initial purchasers with portions of the principal amounts of the global notes.

•       Ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Notes represented by a global security will be exchangeable for registered certificated securities with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) a default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $1.00 par value per share. As of February 25, 2007, there were 33,034,468 shares of common stock and no shares of preferred stock outstanding. The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, our restated certificate of incorporation and our bylaws for additional information about our capital stock. See “Where You Can Find More Information.”

Common Stock

Subject to the restrictions described below, the holders of our common stock are entitled to receive dividends from funds legally available when, as and if declared by our board of directors, and are entitled upon our liquidation, dissolution or winding up to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred stock.

Except as otherwise provided by law or stated below, the holders of common stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote, voting jointly as a single class with the holders of shares of cumulative preferred stock (without regard to series). The holders of common stock do not have cumulative voting rights. The holders of common stock do not have any preferential, subscriptive or preemptive rights to subscribe to or purchase any new or additional issue of shares of any class of stock or of securities convertible into our stock or any conversion rights with respect to any of our securities. Our common stock is not subject to redemption. All of our issued and outstanding common stock is fully paid and non-assessable.

Preferred Stock

Our restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including the following:

•       the designation of the series,

•       the rate and time of, and conditions and preferences with respect to, dividends, and whether the dividends will be cumulative,

•       the voting rights, if any, of shares of the series,

•       the price, timing and conditions regarding the redemption of shares of the series and whether a sinking fund should be established for the series,

•       the rights and preferences of shares of the series in the event of voluntary or involuntary dissolution, liquidation or winding up of our affairs, and

•       the right, if any, to convert or exchange shares of the series into or for stock or securities of any other series or class.

We have designated 200,000 shares of our authorized preferred stock as Series A junior participating preferred stock in connection with our stockholders rights agreement. See “—Stockholders Rights Agreement.”

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit.

Purposes and Effects of Certain Provisions of Our Restated Certificate of Incorporation

General

Our restated certificate of incorporation contains provisions that could make more difficult the acquisition of control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. Set forth below is a description of such provisions. This description is intended as a summary only and is qualified in its entirety by reference to our restated certificate of incorporation, the form of which is included as an exhibit to our annual report on Form 10-K, which is incorporated by reference into this prospectus.

Preferred Stock

We believe that the availability of the preferred stock under our restated certificate of incorporation will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block a proposed transaction. Our board of directors will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Fair Price Provision

Article TENTH of our restated certificate of incorporation requires the approval of a majority of our outstanding shares of voting stock, excluding voting stock held by any “interested stockholder,” defined generally as the beneficial owner of more than 10% of our voting stock, in addition to any class vote required by law or otherwise, as a condition of specified business combinations, which are defined as transactions with or for the benefit of an interested stockholder, except in cases in which either specified price criteria and procedural standards are satisfied or the transaction is approved by a majority of our directors who are not affiliated with the interested stockholder and each of whom either was one of our directors prior to the time the interested stockholder became an interested stockholder or was recommended or elected by a majority of these directors. The price criteria under Article TENTH relate to the minimum value to be paid to the holders of our common stock and the procedural standards relate to:

•       the preservation of the dividend rate on our common stock,

•       limitations on an interested stockholder’s acquisition of additional shares of our capital stock,

•       the receipt from us of loans, financial assistance or tax advantages,

•       disclosure to our stockholders in connection with a proposed business combination, and

•       limitations on major changes in our business or equity capital structure.

Stockholders Rights Agreement

On May 7, 2002, our board of directors adopted the Rights Agreement (referred to herein as the stockholders rights agreement), by and between us and LaSalle Bank National Association, as Rights Agent, and declared a dividend of one Right for each outstanding share of common stock, payable to stockholders of record at the close of business on May 28, 2002. The stockholders rights agreement provides that under certain circumstances, each holder of a Right is entitled to receive one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price per Right equal to $400 in cash. The Rights will initially trade together with our common stock and are not exercisable until the earlier of 10 days after a public announcement by us that a person or group has acquired 15% or more of our common stock or common stock equivalents or 10 business days (or a later date determined by our board of directors) after a person or group begins a tender or exchange offer that will result in such person or group acquiring 15% or more of our common stock. We are entitled to redeem the Rights at one cent per Right at any time until the later of (1) the date upon which we publicly announce that such 15% position has been acquired, or (2) 5:00 p.m., eastern time, on the tenth business day after the commencement of a tender offer or exchange by a person, whereupon the consummation thereof would result in a person or group obtaining a 15% position in our common stock. If we are involved in certain transactions after the Rights become exercisable, a holder of Rights, other than Rights beneficially owned by a stockholders who has acquired 15% or more of our common stock, which Rights become void, is entitled to buy a number of shares of the acquiring company’s common stock, or our common stock, as the case may be, having a market value of twice the exercise price of each Right. A potential dilutive effect may exist upon the exercise of the Rights. The Rights under the stockholders rights agreement expire on May 28, 2012, unless earlier redeemed or exchanged. Until a Right is exercised, the holder has no rights as a stockholder including, without limitation, the right to vote as a stockholder or to receive dividends. Shares of common stock issued prior to the expiration date of the rights upon conversion of our 2.75% convertible senior subordinated notes due 2024 and our 3.00% convertible senior subordinated notes due 2024 will be accompanied by rights.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

•       prior to that time, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;

•       upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or

•       at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote, and not by written consent, of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years did own 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Mellon Investor Services LLC.

IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences to “U.S. holders” and “non-U.S. holders,” as defined below, relating to the purchase, ownership, conversion and other disposition of the notes or shares of our common stock received upon conversion of the notes.

This summary:

•       does not purport to be a complete analysis of all the potential tax consequences that may be important to an investor based on the investor’s particular tax situation,

•       is based on the existing provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the existing applicable Treasury Regulations promulgated or proposed under the Internal Revenue Code, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations,

•       deals only with the initial beneficial owner of a note that will hold both the notes and the common stock received upon a conversion of the notes as “capital assets” (within the meaning of section 1221 of the Internal Revenue Code),

•       does not address tax consequences applicable to particular holders in light of their circumstances, including but not limited to:

•       holders subject to special tax rules, such as banks, financial institutions, holders subject to the alternative minimum tax, tax-exempt organizations, nonresident aliens subject to the tax on expatriates under section 877 of the Internal Revenue Code, partnerships or other pass-through entities for U.S. federal income tax purposes, pension funds, insurance companies, corporations that accumulate earnings in order to avoid U.S. federal income tax, dealers in securities or currencies and traders in securities that elect to use a market to market method of accounting for their securities holdings,

•       persons that will hold notes as a position in a hedging or constructive sale transaction, “straddle,” “conversion” or other integrated transaction for U.S. federal income tax purposes,

•       U.S. holders that have a “functional currency” other than the U.S. dollar, and

•       non-U.S. holders subject to special rules under the Internal Revenue Code, such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies”,

•       discusses only the tax consequences applicable to the initial investors that purchase the notes at their “issue price” (as defined in section 1273 of the Internal Revenue Code) and does not discuss the tax consequences applicable to subsequent purchasers of the notes,

•       does not discuss any state, local or non-U.S. taxes and any U.S. federal tax other than the income tax, including but not limited to, the U.S. federal estate tax, and

•       does not discuss any reporting requirements of or other consequences under the Treasury Regulations relating to certain tax shelter transactions.

Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership, conversion and other disposition of the notes and the ownership and disposition of the common stock received upon conversion of the notes. We have not sought and will not seek any rulings from the Internal Revenue Service with respect to any matter discussed herein. The Internal Revenue Service may not agree with the statements made and conclusions reached in this discussion and may successfully assert a contrary position.

As used in this memorandum, the term “U.S. holder” means a beneficial owner of a note or of common stock received upon conversion of the notes that is, for U.S. federal income tax purposes:

•       a citizen or individual resident of the United States,

•       a corporation, or other entity treated as a corporation, that is created or organized in or under the laws of the United States, any state or the District of Columbia,

•       an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•       a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more “U.S. persons” (as defined in section 7701(a)(30) of the Internal Revenue Code) have the authority to control all substantial decisions of the trust (certain electing trusts in existence on August 20, 1996 that were treated as U.S. persons prior to such date may also be treated as U.S. holders).

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of notes or of common stock received upon conversion of the notes, then the tax treatment of a partner in such partnership generally will depend upon the status of the partner and such partnership’s activities. Such partners and partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of holding and disposing of notes or shares of common stock received upon a conversion of the notes, as the case may be.

The term “non-U.S. holder” means any beneficial owner of a note or shares of common stock received upon conversion of the notes that is an individual, corporation, trust or estate that is not a U.S. holder. A non-U.S. holder should see the discussion under the heading “—Non-U.S. Holders” below for more information.

This summary of material U.S. federal income tax considerations is not tax advice. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws pertaining to any other U.S. federal tax other than the income tax, the laws of any state, local or foreign taxing jurisdiction and any applicable tax treaty.

U.S. Federal Income Tax Consequences Applicable to U.S. Holders

Registration of Notes

Pursuant to this prospectus, the notes will be registered and therefore will not be subject to transfer restrictions but will be substantially identical in all other material respects to the outstanding notes. Accordingly,

(1)   there will be no deemed exchange of a new note for an outstanding note and no gain or loss will be realized by a U.S. Holder upon the registration of the note,

(2)   the holding period of the registered note will include the holding period of the outstanding note converted therefor,

(3)   the adjusted tax basis of the registered notes will be the same as the adjusted tax basis of the outstanding notes converted at the time of the registration, and

(4)   the U.S. Holder will continue to take into account income in respect of the registered note in the same manner as before the conversion.

Throughout the remainder of this discussion, the term “note” or “notes” means a registered note or notes.

Payments of Interest

Interest on the notes will be taxed as ordinary interest income. In addition:

•       if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•       if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Conversion Rate Adjustments

The conversion rate of the notes may be adjusted in certain circumstances. Under Section 305(c) of the Internal Revenue Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a taxable deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of your interest, however, generally will not be considered to result in a constructive distribution. Some of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of cash distributions to holders of our common stock and adjustments described in “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Certain Fundamental Changes”, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you generally will be deemed to have received constructive distributions in amounts based upon the value of additional shares that would be received on conversion as a result of such adjustments. Any deemed distribution to you will be includible in your income in the same manner as an actual distribution received by you, as described under “United States Holders—Distributions on Common Stock” below. Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our current and accumulated earnings and profits even though you did not receive any cash or property as a result of such adjustments. In certain circumstances, the failure of the notes to provide for such an adjustment may result in a deemed distribution to holders of the common stock. You should carefully review the conversion rate adjustment provisions and consult your own tax advisor with respect to the tax consequences of any such adjustment (or failure to make an adjustment).

Sale or Other Disposition of Notes

Your tax basis in your notes generally will be their cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes (other than a conversion of your notes pursuant to which we deliver a combination of cash and common stock, discussed below under “—Conversion of the Notes”) equal to the difference, if any, between:

•       the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable in the manner described under “—Payments of Interest”); and

•       Your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate is scheduled to increase to 20% for dispositions occurring on or after January 1, 2011.

Conversion of the Notes

If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale or Other Disposition of Notes”). The tax treatment of your conversion of notes into a combination of cash and shares of common stock is not entirely clear. If a combination of cash and shares of common stock is received in exchange for your notes upon conversion, gain, but not loss, should be recognized equal to the excess of the fair market value of the shares of common stock (treating a fractional share of common stock as received for this purpose) and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your tax basis in the notes, but in no event should the gain recognized exceed the amount of cash received (excluding cash received in lieu of a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share should be equal to the difference between the amount of cash you receive in respect of the fractional share and your tax basis in the fractional share (as described below). The aggregate tax basis of the shares of common stock received upon a conversion (treating a fractional share as received for this purpose and excluding shares of common stock attributable to accrued interest, the tax basis of which will equal the amount of accrued interest with respect to which the shares of common stock were received) should equal the tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock should include the period during which you held the notes except that the holding period of any shares of common stock received with respect to accrued interest should commence on the day after the date of receipt. You should consult your tax advisors regarding the tax treatment of the receipt of a combination of cash and shares of common stock in exchange for notes upon conversion.

If, as described in “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Certain Fundamental Changes”, we elect to adjust the conversion rate and the related conversion obligation in connection with a public acquirer change of control, providing you with the right to convert your notes into shares of public acquirer common stock, you should consult your own tax advisor concerning the appropriate treatment of such adjustments and conversion.

If you convert your notes between a record date for an interest payment and the next interest payment date and, as a result, receive a cash payment of interest, as described in “Description of Notes—Interest”, you should consult your own tax advisor concerning the appropriate treatment of such payment.

Sale or Exchange of Common Stock

In general, if you hold common stock into which the notes have been converted, you will recognize gain or loss upon the sale or exchange of the common stock measured by the difference between

•       the amount of cash and the fair market value of any property you receive, and

•       your adjusted tax basis in the common stock.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or exchange your holding period for the common stock exceeded one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate is scheduled to increase to 20% for dispositions occurring on or after January 1, 2011.

Distributions on Common Stock

Distributions on shares of our common stock will constitute dividends and be taxed as ordinary income for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to those of you that are United States corporations will generally qualify for the dividends-received deduction. Dividends paid during taxable years beginning before January 1, 2011 to those of you that are certain non-corporate United States holders (including individuals) that satisfy certain holding period and other requirements will generally be subject to U.S. federal income tax at a reduced rate of 15% or lower. To the extent that you receive distributions on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing your adjusted tax basis in the shares of common stock. Any such distributions in excess of your adjusted tax basis in the shares of common stock will generally be treated as capital gain.

Backup Withholding

In general, “backup withholding” at a rate of 28%, which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011, may apply:

•       to any payments made to you of principal of and interest on your note or dividends on the shares of common stock paid to you, and

•       to payment of the proceeds of a sale or other disposition of your note before maturity or shares of common stock, if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are non-U.S. holder. An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways being present in the United States:

•       on at least 31 days in the calendar year, and

•       for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were United States citizens.

Registration of Notes

The registration of notes pursuant to this prospectus will not constitute a taxable event for a Non-U.S. Holder.

U.S. Federal Withholding Tax

Notes

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•       you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•       you are not (i) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•       such interest is not effectively connected with your conduct of a United States trade or business; and

•       you provide a signed written statement, on Internal Revenue Service Form W-8BEN (or other applicable form), which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)       us or our paying agent; or

(B)        a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to partnerships and other pass-through entities and this certification requirement may also apply to beneficial owners of partnerships and other pass-through entities that hold notes.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

Dividends

If we pay dividends (including constructive dividends and deemed dividends, see “—U.S. Holders—Conversion Rate Adjustments” and “—U.S. Holders—Distributions on Common Stock”) on our common stock, we will have to withhold U.S. federal income tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. We intend to make any required withholding of U.S. federal income tax with respect to any constructive dividends received by non-U.S. holders of the notes from actual payments on the non-U.S. holders’ notes. Non-U.S. holders should consult their own tax advisors as to whether they can obtain a refund for all or a portion of any tax so withheld and regarding their entitlement to benefits under relevant income tax treaties.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States.

In order to claim the benefit of an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed Internal Revenue Service Form W-BEN (or other applicable form), in accordance with applicable certification and disclosure requirements. Special rules apply to partnerships and other pass-through entities, and these certification and disclosure requirements may also apply to beneficial owners of partnerships and other pass-through entities that hold our common stock. A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

U.S. Federal Income Tax

Notes

Except for the possible application of U.S. federal withholding tax (see “—Non-U.S. Holders—U.S. federal Withholding Tax” above) and backup withholding tax (see “—Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your notes or on any proceeds of the sale or other disposition, including conversion, of your notes representing accrued interest, unless:

•       in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or claim a complete exemption from U.S. federal income tax under an applicable income tax treaty (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above); or

•       the interest is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest in respect of your notes is effectively connected with the conduct of your trade or business, and, if required by an applicable income tax treaty, you maintain a United States “permanent establishment” to which the interest is attributable, you generally will be subject to U.S. federal income tax on the interest on a net income basis at the regular graduated rates and in the manner applicable to United States holders (although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your notes in the earnings and profits subject to the branch tax if these amounts are effectively connected with the conduct of your United States trade or business.

Gain on Disposition of Common Stock or Notes

A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock or notes (including, in the case of the notes, conversion) unless:

•       the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States holders (unless an applicable income tax treaty provides otherwise) and, if the non-U.S. holder is a foreign corporation, the “branch profits tax” described above may also apply;

•       the non-U.S. holder is an individual who holds our common stock or note as a capital asset, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements (unless an applicable income tax treaty provides otherwise); or

•       we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock or notes.

Generally, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments on the notes or common stock made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—U.S. federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in “—U.S. Holders” above). We or our paying agent may, however, be required to report to you and the Internal Revenue Service payments of interest on the notes, payments of dividends with respect to the common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes or common stock may be subject to information reporting and backup withholding tax at a current rate of 28%, which rate is scheduled to increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your notes or common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes or common stock though a non-U.S. office of a broker that:

•       is a United States person (as defined in the Internal Revenue Code);

•       derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•       is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•       is a foreign partnership, if at any time during its tax year:

•       one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

•       the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes or common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an Internal Revenue Service Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the common stock covered by this prospectus.

Our outstanding common stock is listed for trading on the New York Stock Exchange.

We will not receive any of the proceeds from the offering of the notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling securityholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the notes or the underlying common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.

A short sale of the notes or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such notes or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the notes or the underlying common stock, a broker-dealer, financial institution or selling securityholder may purchase the notes or our common stock on the open market to cover positions created by short sales. In determining the source of the notes or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of notes or shares of common stock available for purchase in the open market.

To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the notes and the common stock into which the notes are convertible in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling securityholders may not sell the notes and the common stock into which the notes are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

The selling securityholders and any other person participating in the sale of the notes or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

Certain selling securityholders, including Wachovia Securities International LTD, Deutsche Bank Securities LTD, McMahon Securities Co., LP, Citigroup Global Markets Inc., CIBC World Markets Corp and KBC Financial Products USA, Inc., are broker-dealers and therefore are underwriters within the meaning of the Securities Act in connection with the resales of the notes and the common stock covered by this prospectus. Any commission received by an underwriter and any profit on the resale of the notes of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The notes were issued and sold on September 6, 2006 in transactions exempt from registration requirements of the federal securities laws to the initial purchasers. We have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that the initial purchasers may be required to make in respect of those liabilities.

The selling securityholders and any other persons participating in the distribution will be subject to certain provisions under the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold to Banc of America Securities LLC, BNY Capital Markets, Inc., Calyon Securities (USA) Inc., Mitsubishi UFJ Securities International plc, NatCity Investments, Inc., and U.S. Bancorp Investments, Inc., to whom we refer to elsewhere in this prospectus as the “initial purchasers,” in transactions exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which the notes are convertible, each to the extent known to us as of the date of this prospectus. None of the selling securityholders which is a broker-dealer acquired notes as compensation for underwriting activities. Each selling securityholder that is an affiliate of the a broker-dealer has represented to us that it purchased the notes to be resold in the ordinary course of business and had no agreements or understandings, directly or indirectly, with any person to distribute the notes at the time of their purchase. Except as set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of notes or common stock that will be held by the selling securityholders upon consummation of any particular sale. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act

Name	Aggregate Principal Amount at Maturity of Notes that May be Sold	Percentage of Notes Outstanding	Number of Common Shares Beneficially Owned(1)	Number of Common Shares Underlying the Notes and Offered Hereby(2)
ACE Tempest Reinsurance Ltd.	1,675,000	*	—	17,356
Acuity Master Fund Ltd.	940,000	*	—	9,740
Advent Convertible Arbitrage Master	2,740,000	*	—	28,391
Alcon Laboratories	348,000	*	—	3,606
Alexandra Global Master Fund Ltd.	5,000,000	1.67%	—	51,809
Allstate Insurance Company	1,500,000	*	19,400	15,543
American Beacon Funds	320,000	*	—	3,316
American Investors Life Insurance Company	600,000	*	—	6,217
Argent Classic Convertible Arbitrage Fund II, L.P.	130,000	*	—	1,347
Argent Classic Convertible Arbitrage Fund L.P.	560,000	*	—	5,803

Argent Low Lev Convertible Arbitrage Fund II, LLC	50,000	*	—	518
Argent Low Lev Convertible Arbitrage Fund, LLC	110,000	*	—	1,140
Aristeia International Limited	8,800,000	2.93%	—	91,183
Aristeia Partners LP	1,200,000	*	—	12,434
Arlington County Employee Retirement System	499,000	*	—	5,170
Aventis Pension Master Trust	700,000	*	—	7,253
Bancroft Fund Ltd.	1,000,000	*	—	10,362
Boilermakers-Blacksmith Pension Trust	2,625,000	*	—	27,199
British Virgin Islands Social Security Board	115,000	*	—	1,192
Canadian Imperial Holdings Inc.	12,000,000	4.00%	—	124,340
Canyon Capital Arbitrage Master Fund, Ltd.	5,100,000	1.70%	—	52,845
Canyon Value Realization Fund (Cayman), Ltd.	6,780,000	2.26%	—	70,252
Canyon Value Realization Fund, L.P.	2,820,000	*	—	29,220
Canyon Value Realization MAC 18, Ltd. (RMF)	300,000	*	—	3,109
CEMEX Pension Plan	190,000	*	—	1,969
Chysler Corporation Master Retirement Trust	1,015,000	*	—	10,517
CIBC World Markets Corp.	7,500,000	2.50%	—	77,713
Citadel Equity Fund Ltd.	1,500,000	*	—	15,543
Citigroup Global Markets Inc.	7,500,000	2.50%	—	77,713
City University of New York (CUNY)	100,000	*	—	1,036
Class C Trading Company, Ltd.	1,130,000	*	—	11,709
CQS Convertible and Quanitative Strategies Master Fund Limited	10,000,000	3.33%	—	103,617

Credit Agricole Structured Asset Management	100,000	*	—	1,036
DBAG London	28,890,000	9.63%	—	299,350
Delaware Public Employees Retirement System	365,000	*	—	3,782
Delta Air Lines Master Trust—CV	40,000	*	—	414
Delta Airlines Master Trust	1,050,000	*	—	10,880
Delta Pilots Disability and Survivorship Trust	475,000	*	—	4,922
Delta Pilots Disability and Survivorship Trust	115,000	*	—	1,192
Deutsche Bank Securities Inc.	6,500,000	2.17%	—	67,351
Dorinco Reinsurance Company	1,050,000	*	—	10,880
Ellsworh Fund Ltd.	1,000,000	*	—	10,362
F.M. Kirby Foundation, Inc.	135,000	*	—	1,399
Grady Hospital Foundation	95,000	*	—	984
HFR CA Global Select Master Trust Account	440,000	*	—	4,559
HFR CA Opportunity Master Trust	135,000	*	—	1,399
HFR CA Select Master Trust	1,100,000	*	—	11,398
Inflective Convertible Opportunity Fund I, LP	900,000	*	—	9,326
Inflective Convertible Opportunity Fund I, Ltd.	1,700,000	*	—	17,615
Institutional Benchmarks Series— Ivan Segregated Account	600,000	*	—	6,217
Institutional Benchmarks Series (Master Feeder) Ltd.	900,000	*	—	9,326
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	85,000	*	—	881
International Truck & Engine Corporation Retiree Health Benefit Trust	125,000	*	—	1,295

International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	125,000	*	—	1,295
Kamunting Street Master Fund, Ltd.	6,000,000	2.00%	—	62,170
KBC Financial Products USA Inc.	5,000,000	1.67%	—	51,809
Knoxville Utilities Board Retirement System	165,000	*	—	1,710
Louisiana Workers’ Compensation Corporation	205,000	*	—	2,124
Lydian Global Opportunities Master Fund Ltd.	5,500,000	1.83%	—	56,989
Lydian Overseas Partners Master Fund Ltd.	15,500,000	5.17%	—	160,606
Lyxor Convertible Master Fund	125,000	*	—	1,295
Lyxor Master Fund—Ref: Argent/Low Lev CB c/o Argent	660,000	*	—	6,839
Lyxor Quest Fund, Ltd.	4,000,000	1.33%	—	41,447
Lyxor/Inflective Convertible Opportunity Fund	1,000,000	*	—	10,362
Macomb County Employees’ Retirement System	375,000	*	—	3,886
McMahon Securities Co., LP	25,000	*	—	259
Occidental Petroleum Corporation	223,000	*	—	2,311
OCM Global Convertible Securities Fund	315,000	*	—	3,264
Partner Reinsurance Company Ltd.	200,000	*	—	2,072
Partners Group Alternative Strategies PCC LTD	850,000	*	—	8,807
Port Authority of Allegheny County Consolidated Trust Fund	66,000	*	—	684

Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	790,000	*	—	8,186
Pro Mutual	631,000	*	—	6,538
Quest Global Convertible Master Fund, Ltd.	100,000	*	—	1,036
Qwest Occupational Health Trust	40,000	*	—	414
Qwest Pension Trust	210,000	*	—	2,176
San Francisco City & County Employee Retirement System	989,000	*	—	10,248
Sandelman Partners Multi-Strategy Master Fund Ltd.	12,000,000	4.00%	—	124,340
Silver Convertible Arbitrage Fund, LDC	120,000	*	—	1,243
Silvercreek II Limited	570,000	*	—	5,906
Silvercreek Limited Partnership	930,000	*	—	9,636
SPT	1,000,000	*	—	10,362
Steelhead Pathfinder Find, LP	300,000	*	—	3,109
The Cockrell Foundation	95,000	*	—	984
The Dow Chemical Company Employees’ Retirement Fund	2,200,000	*	—	22,796
The Travelers Indemnity Company	1,325,000	*	—	13,729
Tribeca Convertible LP	6,500,000	2.17%	—	67,351
Tribeca Global Convertible Investments Ltd.	4,500,000	1.50%	—	46,628
Union Carbide Retirement Account	1,150,000	*	—	11,916
Univer USA Inc. Retirement Fund	575,000	*	—	5,958
UnumProvident Corporation	230,000	*	—	2,383
Vanguard Convertible Securities Fund, Inc.	6,830,000	2.28%	—	70,770
Vicis Capital Master Fund	9,000,000	3.00%	—	93,255

Virginia Retirement System	2,670,000	*	—	27,666
Wachovia Securities International Ltd.	2,000,000	*	—	20,723
Xavex Convertible Arbitrage 10 Fund	240,000	*	—	2,487
Xavex Convertible Arbitrage 2 Fund	50,000	*	—	518
All other holders of notes or future transferees, pledges, donees or successors of any such holders	73,974,000	24.66%	—	766,496

(1)          Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act. Excludes ATK shares of common stock issuable upon conversion of the holder’s notes.

(2)          Assumes conversion of all of the holder’s notes at a conversion rate of 10.3617 ATK shares of common stock per $1,000 principal amount of notes and that such conversion amount is not paid in cash. This conversion rate is subject to adjustment as described under “Conversion Rate Adjustments” in the accompanying prospectus. As a result, the number of ATK shares of common stock, if any, issuable upon conversion of the notes may increase or decrease in the future.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities. Gibson Dunn & Crutcher LLP will rely as to certain matters upon the opinions of Keith D. Ross, Esq., our General Counsel, regarding certain matters under Minnesota law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Alliant Techsystems Inc. as of March 31, 2006 and 2005, and for each of the three years in the period ended March 31, 2006, incorporated in this prospectus by reference from the Company’s Current Report Form 8-K dated August 23, 2006, and management’s report on the effectiveness of internal control over financial reporting as of March 31, 2006, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with these requirements, we file reports, proxy statements and other information relating to our business, financial condition and other matters with the Securities and Exchange Commission. We are required to disclose in such reports certain information, as of particular dates, concerning our operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with us and other matters. Reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549.

The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the Securities and Exchange Commission. The address of such site is: http:/ /www.sec.gov. Reports, proxy statements and other information concerning our business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. This information may also be obtained from us as described below.

We incorporate by reference the documents listed below that we have filed with the Securities and Exchange Commission (File No. 1-10582) under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•       Our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (except for Items 1, 2, 7 and 8 which were updated by our Current Report on Form 8-K dated August 23, 2006 which is also incorporated by reference),

•       Our Annual Proxy Statement filed on June 21, 2006,

•       Our Quarterly Reports on Form 10-Q for the fiscal quarters ended July 2, 2006, October 1, 2006 and December 31, 2006, and

•       Our Current Reports on Form 8-K filed on April 6, 2006, May 3, 2006, August 3, 2006, August 23, 2006, September 6, 2006, September 7, 2006, September 12, 2006, September 13, 2006, September 27, 2006, November 3, 2006, January 4, 2007, and February 1, 2007.

•       Our Current Reports on Form 8-K/A filed on February 1, 2007.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus through the completion of the offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in the Annual Report on Form 10-K) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part of this prospectus, except as so modified, and any statement so superseded will not be deemed to constitute a part of this prospectus.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

Keith D. Ross
Senior Vice President and General Counsel
Alliant Techsystems Inc.
5050 Lincoln Drive
Edina, Minnesota 55436
(952) 351-3086
E-mail: Keith.Ross@atk.com

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement and any free writing prospectus provided, authorized or approved by us. We have not authorized anyone else to provide you with other information.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by the Company in connection with the registration of the securities registered hereby:

Securities and Exchange Commission Registration Fee	$9,970
Legal Fees and Expenses	50,000
Miscellaneous	50,000
Total	$109,970

Item 15.   Indemnification of Directors and Officers

Alliant Techsystems Inc.

Delaware General Corporation Law.   Section 145 of the Delaware General Corporation Law grants a corporation the power to indemnify its officers and directors, under certain circumstances and subject to certain conditions and limitations as stated therein, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by them as a result of threatened, pending or completed actions, suits or proceedings brought against them by reason of the fact that they are or were an officer or director of the corporation or served at the request of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Bylaws.   Article VIII of Alliant Techsystems Inc.’s By-Laws provides, among other things, that the Alliant Techsystems Inc. shall, under certain circumstances and subject to certain conditions and limitations stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses, including attorneys’ fees, judgments, fines, excise taxes with respect to an employee benefit plan and amounts paid in settlements, actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person’s position with Alliant Techsystems Inc. or while acting as an agent on behalf of Alliant Techsystems Inc. if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Alliant Techsystems Inc., and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any bylaw, agreement, contract, stockholder vote, disinterested director vote or court order. Alliant Techsystems Inc. may also purchase and maintain directors’ and officers’ liability insurance and corporate reimbursement policies insuring directors and officers against losses arising from claims made arising out of the performance of their duties. In addition, Alliant Techsystems Inc. has entered into indemnification agreements with each of its directors and officers that, among other things, require it to indemnify them to the fullest extent permitted by law.

ATK Space Systems Inc.

Delaware General Corporation Law.   See the discussion of applicable provisions of the Delaware General Corporation Law above under “—Alliant Techsystems Inc.”

Certificate of Incorporation.   Article Seventh of the Certificate of Incorporation of ATK Space Systems Inc. provides, except in certain circumstances, that a director of ATK Space Systems Inc. shall not be personally liable to the company or the stockholders for monetary damages for breach of fiduciary duty as a director and that neither the repeal or modification of this Article Seventh shall adversely affect any right or protection of a director of the company existing at the time of such repeal or modification. The Certificate of Incorporation further provides that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the director of the company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Bylaws.   Article VIII of the Bylaws of ATK Space Systems Inc. provides that ATK Space Systems Inc. shall indemnify its officers and directors under such circumstances and to the extent permitted by the Minnesota Business Corporation Act as now enacted or hereafter amended. ATK Space Systems Inc.’s board of directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification. Unless otherwise approved by the board of directors, ATK Space Systems Inc. shall not indemnify any of its employees who are not otherwise entitled to indemnification pursuant to the Bylaws.

Ammunition Accessories Inc.

Delaware General Corporation Law.   See the discussion of applicable provisions of the Delaware General Corporation Law above under “—Alliant Techsystems Inc.”

Bylaws.   Each of the companies’ Bylaws provides that the company shall indemnify its officers and directors under such circumstances and to the extent permitted by the Delaware General Corporation Law as now enacted or hereafter amended. Each company’s board of directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification.

Federal Cartridge Company

Minnesota Business Corporation Act.   Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, under certain circumstances and subject to certain conditions and limitations as stated therein and set forth in the articles of incorporation or bylaws of such corporation, against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses (including attorneys’ fees and disbursements incurred by such person in connection with the proceeding) if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•       has not been indemnified therefor by another organization or employee benefit plan,

•       acted in good faith,

•       received no improper personal benefit and, in the case of a conflict of interest, any requirements relating to directors’ conflicts of interest as set forth under the Minnesota Statutes Section 302A.255, as applicable, have been satisfied,

•       in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and

•       reasonably believed that the conduct was in the best interests of the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation.

Bylaws.   Federal Cartridge Company's Bylaws provides that the company shall indemnify its officers and directors under such circumstances and to the extent permitted by the Minnesota Business Corporation Act as now enacted or hereafter amended.  The company's board of directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification.  Unless otherwise approved by the board of directors, the company shall not indemnify any of its employees who are not otherwise entitled to indemnification pursuant to the Bylaws.

ATK Commercial Ammunition Company Inc.

Delaware General Corporation Law.   See the discussion of applicable provisions of the Delaware General Corporation Law above under "—Alliant Techsystems Inc."

Certificate of Incorporation.   Article 6 of the Certificate of Incorporation of ATK Commercial Ammunition Company eliminates the personal liability of the corporation's directors to the fullest extent permitted by law and provides that the corporation is authorized to indemnify and advance expenses to its officers and directors to the fullest extent permitted by law and that neither the amendment, modification or repeal of this Article 6 nor the adoption of any inconsistent provision in a Certificate of Incorporation shall adversely affect the right or protection of an officer or director of the corporation regarding any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

Bylaws.   Article 6 of the Bylaws of ATK Commercial Ammunition Company provides that ATK Commercial Ammunition Company shall, to the fullest extent permitted by law, indemnify its former and current and former officers and directors made a party to or threatened to be made party to an action or proceeding by reason that the person served as an officer or director of ATK Commercial Ammunition Company or at the request of ATK Commercial Ammunition Company, against all expenses, including attorneys' fees, judgments, fines and settlement amounts, actually and reasonably incurred in connection with the proceeding.  The board of directors may authorize the purchase and maintenance of insurance and the execution of individual agreements for the purpose of such indemnification.  This right to indemnification is not exclusive of any other indemnification right to which a person is entitled under an agreement, a stockholder vote, a disinterested director vote, an insurance policy or otherwise.

ATK Commercial Ammunition Holdings Company Inc.

Delaware General Corporation Law.   See the discussion of applicable provisions of the Delaware General Corporation Law above under "—Alliant Techsystems Inc."

Bylaws.   Article 6 of the Bylaws of ATK Commercial Ammunition Holdings Company Inc. provides that ATK Commercial Ammunition Holdings Company Inc. shall, to the fullest extent permitted by law, indemnify its former and current and former officers and directors made a party to or threatened to be made party to an action or proceeding by reason that the person served as an officer or director of ATK Commercial Ammunition Holdings Company Inc. or at the request of ATK Commercial Ammunition Holdings Company Inc., against all expenses, including attorneys' fees, judgments, fines and settlement amounts, actually and reasonably incurred in connection with the proceeding.  The board of directors may authorize the purchase and maintenance of insurance and the execution of individual agreements for the purpose of such indemnification.  This right to indemnification is not exclusive of any other indemnification right to which a person is entitled under an agreement, a stockholder vote, a disinterested director vote, an insurance policy or otherwise.

ATK Launch Systems Inc.

Delaware General Corporation Law.   See the discussion of applicable provisions of the Delaware General Corporation Law above under "—Alliant Techsystems Inc."

Certificate of Incorporation.   Article 5 of the Certificate of Incorporation provides, except in certain circumstances, that a director of the company shall not be personally liable to the company or the stockholders for monetary damages for breach of fiduciary duty as a director and that current and former officers and directors who were, are or are threatened to be made a party to any action by reason of having served as an officer or director or at the request of the company shall be indemnified to the fullest extent permitted under the Delaware General Corporation Law.  The Certificate of Incorporation also provides that the right to indemnification granted therein is not exclusive of any other right granted by statute, another provision of the certificate of incorporation, bylaw, agreement stockholder vote, disinterested director vote or otherwise.  The company may maintain insurance to protect itself and any director, officer, employee or agent against any liability or loss whether or not the company would have the power to indemnify such person under the Delaware General Corporation Law.

Bylaws.   The Bylaws provide that the company shall indemnify its officers and directors under such circumstances and to the extent permitted by the Delaware General Corporation Law as now enacted or hereafter amended.  The company's board of directors may authorize the purchase and maintenance of insurance or the execution of individual agreements for the purpose of such indemnification.

Micro Craft Inc.

Minnesota Business Corporation Act.   Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person, under certain circumstances and subject to certain conditions and limitations as stated therein and set forth in the articles of incorporation or bylaws of such corporation, against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses (including attorneys' fees and disbursements incurred by such person in connection with the proceeding) if, with respect to the acts or omissions of such person complained of in the proceeding, such person:

•       has not been indemnified therefor by another organization or employee benefit plan,

•       acted in good faith,

•       received no improper personal benefit and, in the case of a conflict of interest, any requirements relating to directors' conflicts of interest as set forth under the Minnesota Statutes Section 302A.255, as applicable, have been satisfied,

•       in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and

•       reasonably believed that the conduct was in the best interests of the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation.

Bylaws.   Article 6 of the Bylaws of Micro Craft Inc. provides that Micro Craft Inc. shall, to the fullest extent permitted by law, indemnify its former and current and former officers and directors made a party to or threatened to be made party to an action or proceeding by reason that the person served as an officer or director of Micro Craft Inc. or at the request of Micro Craft Inc., against all expenses, including attorneys’ fees, judgments, fines and settlement amounts, actually and reasonably incurred in connection with the proceeding. The board of directors may authorize the purchase and maintenance of insurance and the execution of individual agreements for the purpose of such indemnification. This right to indemnification is not exclusive of any other indemnification right to which a person is entitled under an agreement, a stockholder vote, a disinterested director vote, an insurance policy or otherwise.

Item 16.   Exhibits

Exhibit Number	Description

Incorporation by Reference
(where a report or registration statement is indicated below, that document has been previously filed with the SEC and the applicable exhibit is incorporated by reference thereto)

3.1	Restated Certificate of Incorporation of the Registrant, effective July 20, 1990, including Certificate of Correction effective September 21, 1990	Exhibit 3.1 to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on August 10, 2001, File No. 333-67316 (the “Form S-4”)
3.2	Certificate of Amendment of Restated Certificate of Incorporation, effective August 8, 2001	Exhibit 3.3 to the Form S-4
3.3	Certificate of Amendment of Restated Certificate of Incorporation, effective August 7, 2002	Exhibit 3(i).4 to Form 10-Q for the quarter ended June 29, 2003
3.4	By-Laws, as amended and restated effective August 1, 2006	Exhibit 3.1 to Form 8-K dated August 1, 2006
4.1	Indenture, dated as of September 12, 2006, among the Registrant, it subsidiaries and The Bank of New York Trust Company, N.A.	Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2006.
4.2	Registration Rights Agreement, dated as of September 12, 2006, among the Registrant, it subsidiaries, and Banc of America Securities LLC.	Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed September 12, 2006.
4.3	Form of Certificate for common stock, par value $.01 per share	Exhibit 4.1 to Form 10-K for fiscal year ended March 31, 2005
4.4	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of the Registrant, effective September 28, 1990	Exhibit 3.2 to the Form S-4
5.1	Opinion of Gibson, Dunn & Crutcher LLP
5.2	Opinion of Keith D. Ross, Esq.
12	Statement re computation of ratio of earnings to fixed charges
21	Subsidiaries of Registrant	Exhibit 21 to Form 10-K for fiscal year ended March 31, 2006
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Gibson, Dunn & Crutcher LLP	Included in Exhibit 5.1
23.3	Consent of Keith D. Ross, Esq.	Included in Exhibit 5.2
24	Power of Attorney
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 and Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities in the post-effective amendment at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and Exchange Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

ALLIANT TECHSYSTEMS INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
	Title:	Senior Vice President, General Counsel & Secretary

Name and Signature	Title	Date
*	Chairman, Chief Executive Officer	March 8, 2007
Daniel J. Murphy Jr.	and Director (Principal Executive Officer)
*	Senior Vice President and Chief	March 8, 2007
John L. Shroyer	Financial Officer (Principal Financial and Accounting Officer)
*		March 8, 2007
Frances D. Cook	Director
*	Director	March 8, 2007
Gilbert F. Decker
*	Director	March 8, 2007
Martin C. Faga
*	Director	March 8, 2007
Ronald R. Fogleman
*	Director	March 8, 2007
Cynthia L. Lesher
*	Director	March 8, 2007
Douglas L. Maine

*	Director	March 8, 2007
Roman Martinez IV
*	Director	March 8, 2007
Mark H. Ronald
*	Director	March 8, 2007
Michael T. Smith
*	Director	March 8, 2007
William G. Van Dyke

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

ATK COMMERCIAL AMMUNITION COMPANY INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer (Principal	March 8, 2007
Mark W. DeYoung	Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

ATK COMMERCIAL AMMUNITION HOLDINGS COMPANY INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer (Principal	March 8, 2007
Mark W. DeYoung	Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

ATK SPACE SYSTEMS INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer (Principal	March 8, 2007
John J. Cronin	Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

ATK LAUNCH SYSTEMS INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer and	March 8, 2007
Ronald D. Dittemore	President (Principal Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

AMMUNITION ACCESSORIES INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer	March 8, 2007
Mark W. DeYoung	(Principal Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

FEDERAL CARTRIDGE COMPANY
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer	March 8, 2007
Mark W. DeYoung	(Principal Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on March 8, 2007.

MICRO CRAFT INC.
By:	/s/ Keith D. Ross
Name: Keith D. Ross
Title: Vice President & Secretary

Name and Signature	Title	Date
*	Chief Executive Officer	March 8, 2007
John J. Cronin	(Principal Executive Officer)
*	Chief Financial Officer and Director	March 8, 2007
John L. Shroyer	(Principal Financial and Accounting Officer)
*	Chairman and Director	March 8, 2007
Keith D. Ross

*By:	/s/ Keith D. Ross
Keith D. Ross
Attorney-in-Fact Pursuant to Powers of Attorney filed herewith or previously with the Securities and Exchange Commission

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Gibson, Dunn & Crutcher LLP
5.2	Opinion of Keith D. Ross, Esq.
12	Statement re computation of ratio of earnings to fixed charges
23.1	Consent of Deloitte & Touche LLP
24	Power of Attorney
25	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939